File Number 333-149018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

Post-Effective Amendment No. 1 to

Form SB-2

on

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Clean Energy Inc.

(Exact name of  registrant as specified in its charter)

Delaware	237130	87-0700927
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Sterling Circle

Suite 204

Wheaton, Illinois 60187

(224) 402-3270

(Address, including zip code,  and telephone number, including area code,  of registrant’s principal executive offices)

Shannon Yan, Interim Chief Financial Officer

20 Sterling Circle

Suite 204

Wheaton, Illinois 60187

(224) 402-3270

(Name, address including zip code,  and telephone number, including area code, of agent for service)

Copies to:

Rick Werner

Haynes and Boone, LLP

1221 Avenue of the Americas

26th Floor

New York, New York 10020

Phone: (212) 659-7300

Fax: (212) 918-8989

Approximate date of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed to include information from the Registrant’s Form 10-K for the fiscal year ended December 31, 2008 and other recent events.

SUBJECT TO COMPLETION, DATED MAY 1, 2009

PRELIMINARY PROSPECTUS

11,334,000 Shares

China Clean Energy Inc.

Common Stock

_________________

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 11,334,000 shares of our common stock, which includes (i) 5,134,000 shares issued to investors in a private placement and (ii) 6,200,000 shares issuable upon the exercise of warrants with an exercise price of $2.00 per share. All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “CCGY.OB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on April 30, 2009, was $0.20 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2009.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” for periods prior to the closing of our reverse merger on October 24, 2006, refer to China Clean Energy Resources, Ltd., a private British Virgin Islands corporation that is now our wholly-owned subsidiary, and references to the “Company,” “we,” “our” and “us” for periods subsequent to the closing of the reverse merger on October 24, 2006, refer to China Clean Energy Inc., a publicly traded company, and its subsidiary, China Clean Energy Resources, Ltd.

Overview

We synthesize and distribute renewable fuel products and specialty chemicals to customers in both the People’s Republic of China and abroad. Our strategy is to profitably commercialize our patented, proprietary technology and become the industry leader in the production of biodiesel and specialty chemicals located within the People’s Republic of China. We currently own a refinery which can both  continuously produce biodiesel and specialty chemicals in the Fulong Industrial Zone within Fuqing City, Fujian Province of the People’s Republic of China. Our refinery is capable of producing 10,000 tons, or approximately 3 million gallons, of biodiesel per year and up to 18,000 tons of specialty chemicals per year. Moreover, we are in the process of building a second biodiesel refinery at the nearby Jiangyin Industrial Park.  Once the plant is opened, it will have the flexibility to produce 100,000 tons of biodiesel per year, or 30,000 tons of specialty chemicals per year, or a combination of biodiesel and specialty chemicals for a total of 70,000 tons per year.

Our biodiesel can be used in diesel engines with no modifications as 100% biodiesel (B100) or mixed with petroleum diesel—most commonly as a 20% biodiesel blend (B20). A blended biodiesel may enhance petroleum diesel because it has the ability to extend engine life and decrease operating expense due to the increase in engine lubricity. Furthermore, biodiesel is biodegradable, nontoxic and essentially free of sulfur and aromatics. Currently, the key markets for biodiesel are mass transit vehicles, commercial fleets and marine fleets, as well as for general use in environmentally-sensitive areas.

Our History

We were formed in the State of Delaware on November 12, 2004 as a Canadian based resource exploration company. On October 24, 2006 we entered into a Share Exchange Agreement with China Clean Energy Resources, Ltd., its shareholders and both Chet Kurzawski and Doug Reid, our sole officers and directors at the time. Upon closing of the transactions contemplated by the Share Exchange Agreement, the shareholders of China Clean Energy Resources, Ltd. exchanged their entire interest in China Clean Energy Resources, Ltd. for an aggregate of 15,995,000 shares of our common stock, thus causing China Clean Energy Resources, Ltd. to become our wholly-owned subsidiary.

 At the time we negotiated the Share Exchange Agreement we had yet to complete any mineral exploration activities and thus decided to abandon this line of business in favor of manufacturing and distributing biodiesel and specialty chemicals from renewable resources inside the People’s Republic of China. In anticipation of this transition, on October 13, 2006 we both changed our corporate name from Hurley Exploration Inc. to China Clean Energy Inc. and effectuated a 1-for-2.26187510124 reverse stock split.

 The chart below depicts our current corporate structure. As depicted below:

•

we own 100% of the capital stock of China Clean Energy Resources, Ltd. and have no other direct subsidiaries;

•

China Clean Energy Resources, Ltd. owns 100% of the capital stock of Fujian Zhongde Technology Co. Ltd. and Fujian Zhongde Energy Co. Ltd. and has no other subsidiaries;

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Fujian Zhongde Technology Co. Ltd., a wholly-owned direct subsidiary of China Clean Energy Resources, Ltd., has no subsidiaries; and

•

Fujian Zhongde Energy Co. Ltd, a wholly-owned direct subsidiary of China Clean Energy Resources, Ltd., has no subsidiaries.

All of our operations are conducted by and through Fujian Zhongde Technology Co. Ltd. and Fujian Zhongde Energy Co. Ltd. in the People’s Republic of China.

China Clean Energy Inc. a Delaware corporation

↓		100% Ownership

China Clean Energy Resources, Ltd. a British Virgin Island corporation

↓	↓	100% Ownership

Fujian Zhongde Technology Co. Ltd., a People’s Republic of China corporation	Fujian Zhongde Energy Co. Ltd., a People’s Republic of China corporation

The Offering

Common stock offered by the selling stockholders:	11,334,000 shares, consisting of 5,134,000 shares issued to investors in a private placement and 6,200,000 shares issuable upon the exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after this offering:	31,512,269 shares (1).

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock but will receive proceeds from the exercise of the warrants which proceeds will be used for working capital purposes.

OTC Bulletin Board symbol:	CCGY.OB.

Risk Factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our common stock.

__________

(1)

The number of outstanding shares after the offering is based upon 31,512,269 shares outstanding as of May 1, 2009.

The number of shares of common stock outstanding after this offering excludes:

•

6,200,000 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $2.00 per share; and

•

1,330,000 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $2.50 to $3.00 and having a weighted average exercise price of $2.75 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Related to Our Business

We have a limited history of producing biodiesel, which makes it difficult to evaluate our business.

Currently, we have only one manufacturing facility, which began producing biodiesel in 2005. We began selling biodiesel in December 2005 and suspended production for 8 months in 2008. Our limited operating history as a manufacturer and distributor of biodiesel makes it difficult for prospective investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel industry. Investors should evaluate us in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services, and technologies. Despite best efforts, we may never overcome these obstacles to financial success.

Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for the provision of necessary feedstock sources and the sale and distribution of our biodiesel on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that investors will not lose their entire investment.

Unanticipated problems in our engineering and construction operations may harm our business and viability.

Our future cash flow depends on our ability to timely design, construct and complete two or three new biodiesel refineries. If our engineering and construction operations are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons (including, but not limited to, technical difficulties, poor weather conditions, and business interruptions due to terrorism or otherwise), our business may experience a substantial setback. Because we are in the process of constructing a new facility, we are particularly vulnerable to events such as these. Prolonged problems may threaten the commercial viability of construction of our planned facilities. Moreover, the occurrence of significant unforeseen conditions or events in connection with construction of our new facility may require us to reexamine our business model. Any change to our business model may adversely affect our business.

Our results of operations, financial position and business outlook will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results are substantially dependent on commodity prices, especially prices for feedstock, specialty chemicals, biodiesel, petroleum diesel and materials used in the construction of our proposed refineries. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions and factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply as well as foreign currency exchange rates compared to Renminbi, which may affect our specialty chemical exports and some feedstock imports. The significance and relative effect of these factors on the price of feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as increased demand, foreign exchange rate fluctuation, adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production facility is built in the same general vicinity or if alternative uses are found for lower cost feedstock.

Biodiesel is a commodity whose price is determined based on the price of petroleum diesel, governmental price controls, world demand, supply and other factors, all of which are beyond our control. World prices for crude oil and biodiesel have fluctuated widely in recent years. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel refineries and on our general financial condition. Moreover, in the event the price of our feedstock increases at a time when the price of biodiesel decreases, remains stagnant or fails to increase accordingly, it could render the production of biodiesel unprofitable. Price fluctuations for biodiesel may also impact the investment market, and our ability to raise investor capital. Any future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our financial condition and future results of operations.

We may be unable to obtain the additional capital required to implement our business plan, which will negatively impact our ability to grow our business.

We expect that current capital and other existing resources will be sufficient only to provide a limited amount of working capital. On their own, the revenue from operations is not currently sufficient to fully fund operations and planned growth. We will require an estimated $4.4 million of additional capital to continue to expand our business beyond the initial phase. If we are unable to obtain required additional financing, we may be forced to restrain our growth plans or cut back existing operations.

Future construction and operation of biodiesel and specialty chemical refineries, capital expenditures to build and operate our refineries, hiring qualified management and key employees, complying with licensing, registration and other requirements, maintaining compliance with applicable laws, production and marketing activities, administrative requirements, such as salaries, insurance expenses and general overhead expenses, legal compliance costs and accounting expenses will all require a substantial amount of additional capital and cash flow.

We will be required to pursue sources of additional capital through various means, including joint venture projects, debt financing, equity financing or other means. There is no assurance that we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely to be dilutive to the existing stockholders, as we issue additional shares of common stock to investors in future financing transactions. Also, the terms of securities we issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the biodiesel and specialty chemicals industries, the fact that we are a new enterprise without a proven operating history, the location of our production facilities in the People’s Republic of China, and the price of biodiesel, oil and specialty chemicals on the commodities market, which will impact the amount of available asset-based financing. Furthermore, if petroleum, biodiesel or specialty chemicals’ prices on the commodities markets decrease, then our revenues will likely decrease and decreased revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Our reliance upon a limited number of feedstock suppliers may hinder our ability to be profitable.

Five feedstock suppliers collectively provide us with approximately 38.58% of our feedstock and our two largest suppliers, Xinjiang Dasen Chemicals Co., Ltd. and Xinjiang Guansheng Technology Co., Ltd., each supplied approximately 8.46% and 8.42% of our feedstock, respectively, in 2008. Should any of these suppliers terminate their supply relationships with us, sell to other buyers, or enter into the biodiesel manufacturing business in competition with us, we may be unable to procure sufficient feedstock to satisfy demand for our end products. Moreover, there is presently a finite number of feedstock suppliers within the People’s Republic of China. Thus, as demand for biodiesel products continues to increase, feedstock supplies will likely decrease, causing the price of feedstock to increase proportionally. If we are unable to obtain adequate quantities of feedstock at economically viable prices, our business could become unprofitable and investors could suffer a loss with respect to their investment in us.

Price declines in petro-based diesel due to alternative energy discoveries or enhanced supply of oil could negatively impact demand for our biodiesel.

Our biodiesel product is currently sold in the People’s Republic of China as a substitute to petro-based diesel. As a result, demand for our biodiesel could be negatively impacted should the Chinese government lower the retail prices of fuel, including diesel, due to the discovery of new oil fields or energy technology inventions.

Strategic relationships upon which we may rely are subject to change, leading to uncertainty and a negative impact on our business.

Our ability to identify and enter into commercial arrangements with feedstock suppliers, construction contractors, equipment fabricators and customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will use the business relationships of management in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained, particularly if members of the management team leave us. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively impacted.

A large portion of our sales is concentrated in a few major customers; loss of any of those customers would have a material adverse impact on our revenues.

Our five largest customers accounted for approximately 48.67% of our sales in 2007 and 25.88% of our sales in 2008. Our two largest customers accounted for more than 26.53% of sales in 2007 and for more than 11.71% of sales in 2008. If not replaced, the loss of any of these customers could significantly reduce our revenues and adversely affect the value of an investment in us.

We are dependent on others for sales of a significant portion of our products, which may place us at a competitive disadvantage and reduce profitability.

We have a small sales force of our own to market our biodiesel and specialty chemical products. As such, we expect to contract with third parties to market and distribute some of our specialty chemical products. We have no definitive agreements at this time. As a result, we will be somewhat dependent on whomever we contract with to market our biodiesel and specialty chemical products. There is no assurance that we will be able to enter into contracts with any specialty chemical products brokers or distributors on acceptable terms. If any of our distributors breaches its contract with us or does not have the ability, for financial or other reasons, to market all of the specialty chemicals products we produce, we will not have any other readily available means to sell our products. Our lack of a sufficient sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our biodiesel or specialty chemical products may result in less income from sales.

The success of our business depends upon the continuing contributions of our Chief Executive Officer and other key personnel and our ability to attract other employees to expand our business.

We rely heavily on the services of Tai-ming Ou, our Chief Executive Officer, as well as several other senior management personnel. Loss of the services of any of such individuals would adversely impact our operations. In addition, we believe that our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors. We believe that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. For example, we presently do not have any directors or officers, other than Shannon Yan, our Interim Chief Financial Officer, who have experience with preparing disclosure mandated by U.S. securities laws and we will be required to engage such persons, and independent directors, in order to satisfy the initial listing standards of the major exchanges on which we may seek to list our common stock. In addition, if we fail to engage qualified personnel, we may be unable to meet our responsibilities as a public reporting company under the rules and regulations of the Securities and Exchange Commission. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

We plan to grow very rapidly, which will place strains on management and other resources.

We plan to grow rapidly and significantly expand our operations. This growth will place a significant strain on management systems and resources. We will not be able to implement our business strategy in a rapidly evolving market without an effective planning and management process, and, to date, we have not implemented sophisticated managerial, operational and financial systems and controls. We are required to manage multiple relationships with various strategic partners, technology licensors, users, advertisers and other third parties. These requirements will be strained in the event of rapid growth or in the number of third party relationships, and our systems, procedures or controls may not be adequate to support our operations and management may be unable to manage growth effectively. To manage our expected growth, we will be required to significantly improve or replace existing managerial, financial and operational systems, procedures and controls, and to expand, train and manage our growing employee base. We will be required to expand our finance, administrative and operations staff. We may be unable to complete in a timely manner the improvements to our systems, procedures and controls necessary to support future operations, management may be unable to hire, train, retain, motivate and manage required personnel and management may be unable to successfully identify, manage and exploit existing and potential market opportunities.

Increases in our energy expenses will negatively impact operating results and financial condition.

Our biodiesel and specialty chemical production costs will be dependent on the costs of the energy sources used to run our refineries. These costs are subject to fluctuations and variations in different locales in which we intend to operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations.

We may be unable to locate suitable properties and obtain the development rights needed to build and expand our business.

Our business plan focuses on designing, building and operating specialty chemical and biodiesel production facilities for our own account. Although we were able to successfully enter into an agreement to purchase land use rights in Jiang Yin, People’s Republic of China to construct our second specialty chemical and biodiesel production facility for our own account, our ability to acquire quality and reliable properties and facilities in the future may be unpredictable and we may be required to delay construction of our facilities, which will create unanticipated costs and delays. In the event that we are not successful in identifying and obtaining development rights on suitable properties for building and operating specialty chemical and biodiesel production facilities, our future prospects for profitability will likely be substantially limited, and our financial condition and resulting operations may be adversely affected.

The production, sale and distribution of biodiesel are dependent on the sufficiency of necessary infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the biodiesel industry generally, to grow. Areas requiring expansion include, but are not limited to:

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adequate highway or rail capacity, including sufficient numbers of dedicated tanker trucks or cars;

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sufficient storage facilities for feedstock and biodiesel;

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increases in truck fleets capable of transporting biodiesel within localized markets; and

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expansion of independent filling stations.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

Our commercial success will depend in part on our ability to obtain and maintain protection of our intellectual property.

Our success will depend in part on our ability to maintain or obtain and enforce patent and other intellectual property protection for our technologies and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. We have obtained or developed rights to one patent and one patent application in the People’s Republic of China, and may, in the future, seek rights from third parties to other patent applications or patented technology. Significant aspects of our technology are currently protected as trade secrets, for which we intend to file patent applications when appropriate. There can be no assurance that a patent will issue from the patent application filed or that the scope of any claims granted in any patent will provide us with proprietary protection or a competitive advantage. We cannot be certain that the creators of our technology were the first inventors of inventions covered by our patent and patent application or that they were the first to file. Accordingly, there can be no assurance that our patent and patent application are valid or will afford us with protection against competitors with similar technology. The failure to obtain or maintain patent or other intellectual property protection on the technologies underlying our biodiesel refining and specialty chemical manufacturing processes may have a material adverse effect on our competitive position and business prospects. It is also possible that our technologies may infringe on patents or other intellectual property rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. There can be no assurance that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any intellectual property litigation. Intellectual property litigation is costly and time consuming, and there can be no assurance that we will have sufficient resources to pursue such litigation. If we do not obtain a license under such intellectual property rights, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages and may encounter significant delays in bringing products and services to market.

We face significant competition, which may negatively impact our future growth.

We face competition from other producers of biodiesel with respect to the procurement of feedstock, obtaining suitable properties for the construction of biodiesel refineries and selling biodiesel and related products. Such competition could be intense, thus driving up the cost of feedstock and driving down the price for our products. Competition will likely increase as prices of energy on the commodities market, including petroleum and biodiesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. Increased competition could also have a negative impact on our ability to obtain additional capital from investors. Larger foreign owned and domestic companies that have been engaged in this business for substantially longer periods of time may have access to greater resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and fuel marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operations and financial condition.

Our business is subject to local legal, political, and economic factors that are beyond our control.

We believe that the current political environment for construction of biodiesel and specialty chemical facilities is sufficiently supportive to enable us to plan and implement our operations. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, laws or policies affecting mandates or incentives to promote the use of biodiesel, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the biodiesel and specialty chemicals industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in biodiesel and specialty chemicals, financial incentives, investment regulations, policies or a shift in political attitudes are beyond our control and may adversely affect our business and future financial results.

Our business will suffer if we cannot obtain or maintain necessary permits or licenses.

Our operations require licenses, permits and in some cases renewals of these licenses and permits from various governmental authorities within the People’s Republic of China. We believe that we either hold or will be able to obtain all necessary licenses and permits to carry on the activities that we contemplate, and that we will be able to obtain the licenses and permits necessary for our future biodiesel and specialty chemical operations. However, our ability to obtain, sustain, or renew such licenses and permits on acceptable terms are subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change. Our inability to obtain, loss of, or denial of, extension as to any of these licenses or permits may have a material adverse effect on our operations and financial condition.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our prospects, business, financial condition and our results of operations.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended. Under these rules, among other things, we must evaluate the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. We anticipate that as our business grows we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Our operations are susceptible to interruption from natural disasters.

Our operations are located in Fuqing City, Fujian Province of the People’s Republic of China. Historically, this region has suffered damage from typhoons or other natural disasters. Should any of these natural events occur, it would likely slow down development of our new production facility and construction plans, thus adversely impacting current operations and future growth plans.

Risks Related to Doing Business in the People’s Republic of China

We face the risk that changes in the policies of the government of the People’s Republic of China could have a significant impact upon our business and profitability.

The economy of the People’s Republic of China is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the People’s Republic of China can have significant effects on the economic conditions of the People’s Republic of China. The government of the People’s Republic of China has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the People’s Republic of China will continue to strengthen its economic and trading relationships with foreign countries and business development in the People’s Republic of China will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the government of the People’s Republic of China could adversely affect our interests by, among other factors:

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changes in laws,

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imposition of new regulations or the interpretations of such regulations,

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confiscatory taxation,

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restrictions on currency conversion, imports or sources of supplies, or

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the expropriation or nationalization of private enterprises.

Although the government of the People’s Republic of China has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the People’s Republic of China.

The laws and regulations of the People’s Republic of China governing our current business operations are sometimes vague and uncertain. Any changes in these laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of laws and regulations of the People’s Republic of China, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We are considered a foreign person or foreign funded enterprise under the laws of the People’s Republic of China, and, as such, we are required to comply with the laws and regulations of the People’s Republic of China. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new laws or regulations of the People’s Republic of China may have on our businesses.

A slowdown or other adverse developments in the economy of the People’s Republic of China may materially and adversely affect our customers, demand for our products and our business.

Much of our operations are conducted in the People’s Republic of China. In the fiscal year 2008, approximately 66.8% of our revenue was generated from sales in the People’s Republic of China. Although the economy of the People’s Republic of China has grown significantly in recent years, we cannot assure investors that such growth will continue. The renewable energy and specialty chemicals industries in the People’s Republic of China are relatively new and growing, and we therefore do not know how sensitive they are to a slowdown in economic growth or other adverse changes in the economy of the People’s Republic of China. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the People’s Republic of China could materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the People’s Republic of China could negatively affect our profitability and growth.

While the People’s Republic of China economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the People’s Republic of China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. On October 28, 2004, the People’s Bank of China, the People’s Republic of China’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns. Repeated rises in interest rates by the central bank would likely slow economic activity in the People’s Republic of China, which could, in turn, materially increase our costs and also reduce demand for our products.

Governmental control of currency conversion may affect the value of an investment in us.

The government of the People’s Republic of China imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the People’s Republic of China. In 2008, approximately 66.8 % of our revenues was received in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing People’s Republic of China foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the People’s Republic of China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required whenever Renminbi is to be converted into foreign currency and remitted out of the People’s Republic of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The People’s Republic of China may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect investments in us.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the political and economic climate of the People’s Republic of China. As part of our business relies on revenues earned in the People’s Republic of China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the People’s Republic of China changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 22% appreciation of the Renminbi against the U.S. dollar as of December 31, 2008. While the international reaction to the Renminbi revaluation has generally been positive, pressure remains on the People’s Republic of China to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

Recent People’s Republic of China State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by residents of the People’s Republic of China have undergone a number of changes that may increase the administrative burden we face. The failure by our stockholders who are residents of the People’s Republic of China to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our People’s Republic of China resident stockholders to liability under the laws of the People’s Republic of China.

SAFE issued a public notice (the “October Notice”) effective November 1, 2005 that requires registration with SAFE by the People’s Republic of China resident stockholders of any foreign holding company of a People’s Republic of China entity. Without registration, the People’s Republic of China entity cannot remit any of its profits out of the People’s Republic of China as dividends or otherwise. However, it is uncertain how the October Notice will be interpreted or implemented regarding specific documentation requirements for a foreign holding company formed prior to the effective date of the October Notice, such as in our case. While our local counsel has advised us that only the People’s Republic of China resident stockholders who receive the ownership of the foreign holding company in exchange for ownership in the People’s Republic of China operating company are subject to the October Notice, there can be no assurance that SAFE will not require our other People’s Republic of China resident stockholders to make disclosure. In addition, the October Notice requires that any monies remitted to residents of the People’s Republic of China outside of the People’s Republic of China be returned within 180 days. However, there is no indication of what the penalty will be for failure to comply or if stockholder non-compliance will be considered to be a violation of the October Notice by us or otherwise affect us.

In the event that the proper procedures are not followed under the SAFE October Notice, we could lose the ability to remit monies outside of the People’s Republic of China and would therefore be unable to pay dividends or make other distributions. Our People’s Republic of China resident stockholders could be subject to fines, other sanctions and even criminal liabilities under the People’s Republic of China Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

Our current tax status is uncertain, exposing us to potential liability.

Pursuant to the relevant laws and regulations in the People’s Republic of China, Fujian Zhongde Technology Co. Ltd., as a wholly-owned foreign enterprise (“WOFE”) in the People’s Republic of China, is entitled to 50% relief from the People’s Republic of China enterprise income tax in each of 2008, 2009 and 2010. However, since our new subsidiary, Fujian Zhongde Energy Co. Ltd., is a newly registered WOFE, the corporate income tax status for this new subsidiary is not clear at this point.

Further, there can be no assurance that the central government will not audit our previous tax returns and payments and require that we pay additional taxes and penalties in the future that could materially and adversely affect our business and financial condition.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the People’s Republic of China, where much of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the U.S. and all of our directors and officers, except for Shannon Yan, reside outside of the U.S., it may be difficult for investors to enforce their rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or to enforce a U.S. court judgment against us or them in the People’s Republic of China.

All of our directors and officers, except for Shannon Yan, reside outside of the U.S. In addition, Fujian Zhongde Technology Co. Ltd. and Fujian Zhongde Energy Co. Ltd., our operating subsidiaries, are located in the People’s Republic of China and substantially all of their assets are located outside of the U.S. It may therefore be difficult or impossible for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or the People’s Republic of China and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in the People’s Republic of China courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the People’s Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

The People’s Republic of China historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

Risks Relating to Our Organization

Our executive officers beneficially own a substantial percentage of our outstanding common stock, which gives them significant influence over certain major decisions on which our stockholders may vote, which may discourage an acquisition of us.

Tai-ming Ou, our Chief Executive Officer, beneficially owns, in the aggregate, approximately 23.75% of our outstanding common stock and our directors and executive officers as a group collectively own approximately 29.13% of our outstanding shares. The interests of management may differ from the interests of other stockholders. As a result, our executive management will have the right and ability to exert significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

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electing or defeating the election of directors;

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amending or preventing amendment of our Certificate of Incorporation or By-laws;

•

effecting or preventing a merger, sale of assets or other corporate transaction; and

•

the outcome of any other matter submitted to the stockholders for vote.

Our management’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a reverse merger. Specifically, securities analysts of major brokerage firms may not provide coverage of us because there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Risks Relating to Our Common Stock

Our stock price may be volatile, so investors could lose their investment.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

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technological innovations or new products and services by us or our competitors;

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additions or departures of key personnel;

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limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the common stock;

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sales of the common stock;

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our ability to execute our business plan;

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operating results that fall below expectations;

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industry developments;

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economic and other external factors; and

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period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

There may be a limited market for our securities and we may fail to qualify for a listing on a national securities exchange such as the NASDAQ Stock Market or the NYSE Amex.

Although we plan on applying for listing of our common stock on a national stock exchange such as the NASDAQ Stock Market or the NYSE Amex once we meet the qualifications, there can be no assurance that our initial listing application will be granted, when the required listing criteria will be met or when, or if, our application will be granted. Thereafter, there can be no assurance that trading of our common stock on such a market will be sustained or desirable. In the event that our common stock fails to qualify for initial or continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or in what are commonly referred to as the “pink sheets.” Under such circumstances, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and large investors.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and to obtain needed capital.

Our common stock is currently deemed a “penny stock,” which could make it more difficult for investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Because our securities are currently subject to the penny stock rules, stockholders will find it more difficult to dispose of our securities.

Provisions of our Certificate of Incorporation and Delaware law could deter a change of control, which could discourage or delay offers to acquire us.

Provisions of our Certificate of Incorporation and Delaware law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to stockholders. For example, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by stockholders.

Our Certificate of Incorporation authorizes the board to create new series of preferred stock without further approval by stockholders, which could adversely affect the rights of the holders of common stock.

Pursuant to our Certificate of Incorporation, our board of directors has the authority to fix and determine the relative rights and preferences of our preferred stock. The board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, the board of directors could authorize the issuance of a series of preferred stock that grants holders a liquidation preference, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to have their shares redeemed by us, together with a premium, prior to the any redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than the common stock or that is convertible into common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers. We expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The elimination of monetary liability against our directors under Delaware law and the existence of indemnification rights to our directors may result in substantial expenditures by us and may discourage lawsuits against our directors.

Our Certificate of Incorporation provides that, to the fullest extent that the General Corporation Law of the State of Delaware permits, none of our directors shall be personally liable to either us or our stockholders for any breach in his or her fiduciary duties as a director. This provision creates an indemnification obligation by us that could ultimately cause us to incur substantial expenditures to cover the cost of settlement or damage awards against our directors. This provision and resultant costs may also discourage us from bringing a lawsuit against directors for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors even though such actions, if successful, might otherwise benefit us and our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You should review carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus for a discussion of the risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock, which warrants have a cashless exercise option. If, however, a selling stockholder were to exercise its warrants for cash, the selling stockholder would pay us the exercise price of the warrants.  We will use any proceeds received from the exercise of the warrants for working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol CCGY.OB.  The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal Year 2007
First Quarter	$3.10	$1.85
Second Quarter	$2.74	$1.35
Third Quarter	$2.25	$1.10
Fourth Quarter	$2.81	$1.60
Fiscal Year 2008
First Quarter	$2.29	$1.29
Second Quarter	$1.69	$0.73
Third Quarter	$0.80	$0.31
Fourth Quarter	$0.51	$0.14
Fiscal Year 2009
First Quarter	$0.22	$0.10
Second Quarter (through April 30, 2009)	$0.28	$0.16

The last reported sales price of our common stock on the OTC Bulletin Board on April 30, 2009 was $0.20 per share.

Holders

As of May 1, 2009, there were approximately 101 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

We were originally incorporated in Delaware under the name “Hurley Exploration Inc.” on November 12, 2004 in order to conduct mineral exploration activities. On October 13, 2006, in anticipation of our acquisition of China Clean Energy Resources, Ltd., we abandoned this enterprise and changed our name to China Clean Energy Inc. On October 24, 2006, we acquired China Clean Energy Resources, Ltd., pursuant to the terms of a Share Exchange Agreement. This transaction was accounted for as a reverse acquisition (recapitalization), with China Clean Energy Resources, Ltd. deemed to be the accounting acquirer and us as the legal acquirer. Accordingly, the financial statements are those of China Clean Energy Resources, Ltd. and its subsidiary up until October 24, 2006. The basis of the assets, liabilities and retained earnings of China Clean Energy Resources, Ltd., were carried over in the recapitalization. Upon the closing of this transaction, we became a Chinese renewable resource-based biodiesel and specialty chemicals manufacturer/distributor.

China Clean Energy Resources, Ltd. was incorporated in the British Virgin Islands on February 13, 2006, for the purpose of holding a 100% interest in Fujian Zhongde Technology Co. Ltd. As such, China Clean Energy Resources, Ltd. does not conduct any substantive operations of its own, but rather conducts its primary business operations through Fujian Zhongde Technology Co. Ltd., a Chinese company that was incorporated in the Province of Fujian, People’s Republic of China on July 10, 1995. On November 5, 2007, Fujian Zhongde Energy Co. Ltd., was incorporated in the Province of Fujian, People’s Republic of China as a 100% owned subsidiary of China Clean Energy Resources, Ltd. for the development and operation of our new biodiesel and specialty chemicals refinery in Jiangyin Industrial Park, Fuqing City, Fujian Province, People’s Republic of China.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenues. During the year ended December 31, 2008, we had net sales of $18,169,835 (7.68% from biodiesel sales and 92.32% from specialty chemicals sales), as compared to net sales of $21,756,010 (26.54% from biodiesel sales and 73.46% from specialty chemicals sales) during the year ended December 31, 2007. This decrease of approximately 16.48% was attributable (i) to a decrease in sales volume and selling prices of specialty chemicals, particularly in the second half of the year, primarily driven by declining demand in the specialty chemicals market caused by the international financial crisis and lower perceived growth in the Chinese and global economies, and (ii) to the significant decrease in our biodiesel production. In March 2008, we temporarily halted the production of biodiesel and shifted our focus to higher value-added specialty chemicals in an effort to mitigate sharp increases in the cost of raw materials and stagnant wholesale diesel pricing in the People’s Republic of China. Due to a decline in raw material costs in November 2008, we resumed the production of biodiesel. However, the rapidly declining crude oil prices in the fourth quarter have depressed the selling prices of biodiesel. We will continue to closely monitor the prices of our feedstock raw material, wholesale diesel prices and the conditions in the biodiesel industry in the People’s Republic of China in order to reassess our biodiesel production on an ongoing basis.

Gross Profit. The cost of goods sold, which consists of direct labor, feedstock, direct materials, overhead and product costs, and depreciation of production facilities, was $14,310,907 for the year ended December 31, 2008, as compared to cost of goods sold of $15,882,799 for the year ended December 31, 2007. We had a gross profit of $3,858,928 for the year ended December 31, 2008, as compared to a gross profit of $5,873,211for the year ended December 31, 2007, representing gross margins of approximately 21.24% and 27.00%, respectively. The decrease in gross profit is the result of a significant decrease in sales volume of our biodiesel and specialty chemical export business, along with higher raw material costs. Falling selling prices contributed to a loss on carried inventory of $93,838. The decrease in our gross margin percentage is a result of higher commodities costs, lower margins in biodiesel production, and, effective July 1, 2007, a decrease in Chinese government export tax rebates on our exported specialty chemical products from 13% to 5%.

Selling Expenses. Selling expenses, which include advertising and promotion, freight charges, exporting expenses, wages and salaries, totaled $249,583 for the year ended December 31, 2008, as compared to $695,007 for the year ended December 31, 2007. This was a decrease of approximately 64.09%. This decrease is primarily due to our lower specialty chemical product exports (approximately $6,032,472 and $17,352,323 in the year ended

December 31, 2008 and the year ended December 31, 2007, respectively), related export and freight charges and wages and salaries.

General and Administrative and Other Operating Expenses. General and administrative and other operating expenses totaled $2,482,971 for the year ended December 31, 2008, as compared to $1,713,438 for the year ended December 31, 2007. This was an increase of approximately 44.91%. This increase is primarily attributable to $903,769 of stock based compensation costs incurred in connection with employee stock options granted in January 2008. The fair value of the option is amortized on a quarterly basis over three years.

Net Income. We had a net income of $596,816 for the year ended December 31, 2008, as compared to a net income of $3,359,894 for the year ended December 31, 2007. This was a decrease of approximately 82.24%. This decrease in net income was due primarily to the $3,586,175 decrease in revenues caused by a decline in sales volume and selling prices, the $324,109 increase in total operating expense primarily driven by stock based compensation costs, the $177,905 loss on disposal of assets and the $369,640 increase in income taxes. The decrease in net income was partially offset by a reduction in selling expenses associated with lower specialty chemicals exports and a decrease in cost of goods sold of $1,571,892. We received a full income tax exemption in 2007 and are subject to a 12% income tax rate in 2008, 2009 and 2010.

Liquidity and Capital Resources

Private Placement.  On January 9, 2008, we completed a private placement, pursuant to which we issued 10,000,000 shares of common stock and five-year warrants to purchase 5,000,000 shares of common stock at an initial exercise price of $2.00 per share, for aggregate gross proceeds of $15,000,000. In connection with this private placement, we incurred placement agent fees of approximately $1,200,000, and issued the placement agent five-year warrants to purchase an aggregate of 1,200,000 shares of common stock at an initial exercise price of $2.00 per share. In addition, we incurred other professional fees and expenses totaling approximately $90,000. The proceeds from the above financing were used, in part, towards the construction of our second biodiesel facility, as well as for working capital purposes.

General.  As of December 31, 2008 and December 31, 2007, we had cash and cash equivalents of $2,913,711 and $1,133,555, respectively. The increase in cash and cash equivalents was primarily due to the net proceeds of $13,627,403 we received from the $15,000,000 private placement. We incurred a $16,503,785 capital expenditure expense on our Jiangyin plant and a $2,159,868 decrease in our accounts receivable. The decrease in accounts receivable was primarily attributable to our reduced specialty chemical exports.

The $16,503,785 capital expenditure on our new Jiangyin plant includes $13,835,889 used for construction related activities and purchases and $2,667,896 used for prepaid equipment purchases. As of December 31, 2008, we paid 86% of the total capital required to finish the plant including $2.5 million we paid in 2006 to acquire the land use rights. After the facility commences production, we anticipate that we will require an additional $3 million for working capital uses. We commenced construction on December 19, 2007 and expect to complete construction in June 2009. The new facility is expected to have a production capacity of 100,000 tons of biodiesel per year or 30,000 tons of specialty chemicals per year or a combination of biodiesel and specialty chemicals for a total output of 70,000 tons per year.

The $5,116,806 net cash proceeds provided by operating activities during the year ended December 31, 2008 was primarily due to $596,816 in net income, $932,908 of depreciation and amortization expenses, $903,769 of stock based compensation costs and a $2,696,479 decrease in accounts receivable and inventories.

The $12,332,965 of net cash provided by financing activities during the year ended December 31, 2008 was primarily due to the net proceeds of $13,627,403 we received from our January 2008 $15,000,000 private placement, partially offset by payments on bank loans. We are currently in active negotiations to secure a $4.4 million loan, of which we intend to allocate $3 million for the working capital expenses for our new Jiangyin Plant.

 We have historically met our liquidity and capital requirements from a variety of sources. These included internally generated cash, short-term borrowings from both related parties and financial institutions, and sales of common stock.

At the moment, we have only one refinery which produces both specialty chemicals and biodiesel products. The production capacities for specialty chemicals and biodiesel are at 18,000 tons per annum and 10,000 tons per annum, respectively.

Obligations under Material Contracts.  We had a capital commitment of approximately $3.0 million for the acquisition of plant equipment and machinery as of December 31, 2008. We had no material capital commitments as of December 31, 2007.

Other than any of the contractual obligations and commercial commitments set forth above, we did not have any other long-term debt obligations, capital commitments, purchase obligations or other long-term liabilities as of December 31, 2008.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section is based upon the consolidated financial statements of ours and our subsidiaries. These have been prepared in accordance with accounting principles generally accepted in the United States. During the preparation of the financial statements we are required to make estimates and judgment that affect the reported amount of assets, liabilities, revenues, expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We based our estimates on historical experience and various other assumptions that we believe are reasonable under the set of current conditions. Actual results may differ from these estimates under a different set of assumptions or set of conditions.

In response to the Securities and Exchange Commission’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” we identified the most critical accounting principals upon which our financial status depends. We determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax, impairment of intangibles and other long-lived assets. We present these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue Recognition. We recognize a sale when the revenue has been realized or realizable and has been earned, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”. Our sales are related to the sale of a product. Revenue for a product sale is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of our products are sold FOB (“free on board”) shipping point. Title to the product passes when the product is delivered to the freight carrier.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All products that are sold in the People’s Republic of China are subject to a local value-added tax at a rate of 17% of the gross sales price, or at a rate that is approved by the local government. This VAT may be offset by a VAT paid on raw materials and other materials included in the cost of producing the finished product.

Accounts Receivable, Trade and Allowance for Doubtful Accounts. Substantial portions of our business operations are conducted in the People’s Republic of China. During the normal course of business, we extend unsecured credit to our customers. Accounts receivable and trades outstanding on December 31, 2008 and December 31, 2007 totaled $1,092,768 and $2,795,363, respectively. Management reviews our accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer likely. As of December 31, 2008 and December 31, 2007, allowances for doubtful accounts totaled $136,389 and $407,593, respectively.

Inventories. Inventories are stated at the lesser of cost (first in, first out method) or market. We review our inventory on a regular basis or determine if any reserves are necessary for potential obsolescence. As of December 31, 2008, our management determined that the carrying amount of raw materials exceeded the prices currently available. Therefore, we wrote down $92,113 and included this amount in the cost of goods sold for 2008.

Impairment of Long-Lived Assets. Management reviews the long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected discounted cash flows is less than the carrying amount of the assets, we would recognize an impairment loss based on the fair value of the assets. As of December 31, 2008, we recorded an impairment loss totaling $74,817.

Income Taxes. We adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since we had no operations in the U.S., there is no provision for U.S. income tax and there were no deferred tax amounts as of December 31, 2008 and December 31, 2007.

Deferred tax is accounted for by using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principal, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rate that is expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with as equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and we intend to settle current tax assets and liabilities on a net basis.

Our subsidiaries, Fujian Zhongde Technology Co. Ltd. and Fujian Zhongde Energy Co. Ltd., are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the “Income Tax Laws”). Under the Income Tax Laws, WOFEs generally are subject to an income tax rate of 25% on income as reported in their statutory financial statements after appropriate tax adjustments, unless the enterprise is located in specially designated regions of cities for which more favorable tax rates apply.

Upon approval by the People’s Republic of China tax authorities, WOFEs scheduled to operate for a period of 10 years or more and engage in manufacturing and production may be exempt from income tax for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

As Fujian Zhongde Technology Co. Ltd. became a WOFE starting February 20, 2006 at the time it merged with China Clean Energy Resources, Ltd., it received the above described WOFE tax benefit upon approval from the People’s Republic of China. Fujian Zhongde Technology Co. Ltd. was exempt from income taxes in 2007 and thereafter 50% exempt for the next three years beginning in 2008.

Value Added Tax (VAT). Enterprises or individuals who sell commodities, engage in repair and maintenance or import/export goods in the People’s Republic of China are subject to a value added tax in accordance with People’s Republic of China laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of our finished products can be used to offset the VAT due on sales of the finished product.

Recently Issued Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS 161, “Disclosures About Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133” (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact that adopting SFAS 161 will have on our financial statements.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement—that we consider its own historical experience in renewing similar arrangements. If historical experience does not exist then an entity would consider market participant assumptions regarding renewal, including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in SFAS 142. We are currently evaluating the impact that adopting FSP 142-3 will have on our financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of SFAS 162 is not expected to have a material effect on our financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share, or EPS. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of this statement is not expected to have a material effect on our financial statements.

In June 2008, the FASB issued EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to a company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. We believe adopting this statement will have a material impact on the financial statements because among other things, any option or warrant previously issued and all new issuances denominated is U.S. dollars will be required to be carried as a liability and marked to market each reporting period.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”) which clarifies the application of SFAS 157, “Fair Value Measurements” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results for the year ended December 31, 2008.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140, “Accounting for Transfers and Servicing of

Financial Assets and Extinguishments of Liabilities” and FIN 46(R), “Consolidation of Variable Interest Entities” to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46(R)-8 will not have a material impact on our consolidated financial statements because we do not have any variable interest entities.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20, “Recognition of Interest Income and Impairment of Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets” (“EITF 99-20”) to be more consistent with the impairment model of SFAS 115,“Accounting for Certain Investments in Debt and Equity”. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

BUSINESS

Company Overview

We, through our wholly-owned subsidiary, Fujian Zhongde Technology Co. Ltd., are engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources. Fujian Zhongde Technology Co. Ltd. was incorporated in the Fujian Province of the People’s Republic of China in 1995 and Fujian Zhongde Energy Co. Ltd. was incorporated and officially granted a business license on November 5, 2007. Since inception, we have been engaged in the manufacture of high-quality specialty chemical products from renewable resources. Through cooperation with outside experts at various research institutes and our research and development efforts, we formulated a proprietary process for refining biodiesel from waste vegetable oils and waste grease. Using this proprietary process, we began producing biodiesel in 2005 and commenced selling biodiesel commercially in December 2005.

Recent Developments

In March 2008, we temporarily halted the production of biodiesel and shifted our focus to higher value-added specialty chemicals in an effort to mitigate sharp increases in the cost of raw materials and stagnant wholesale diesel pricing in the People’s Republic of China. However, due to a decline in raw material costs in November 2008, we resumed the production of biodiesel at our biodiesel and specialty chemical production facility. Since the fourth quarter of 2008, rapidly declining oil prices, along with a decline in demand for petrochemical products linked to the international financial crisis, created a challenging operating environment for biodiesel production. We continue to closely monitor our feedstock raw material prices, wholesale diesel prices and the conditions in the biodiesel industry in the People’s Republic of China in order to reassess our biodiesel production on an ongoing basis.

Products

Biodiesel Segment

In November 2005 we filed an application with the State Intellectual Property Office of the People’s Republic of China (“SIPO”) for patent protection for our method of producing biodiesel from monomer acid. In December 2005, we began producing biodiesel and currently sell our biodiesel to regional service stations. On October 8, 2008, SIPO granted us a patent for our method of producing biodiesel from monomer acid.

The term “biodiesel” generally refers to methyl esters (sometimes called “fatty acid methyl esters”) made by transesterification, a chemical process that reacts a “feedstock” oil or fat with methanol and a potassium hydroxide catalyst. The “feedstock” can be vegetable oil, such as that derived from oil-seed crops (e.g. soy, sunflower, cottonseed, rapeseed, etc.), or used frying oil (e.g. yellow grease from restaurants). In addition to biodiesel, our production process typically yields co-products that can be turned into an array of valuable specialty chemicals. We believe that this specialty chemical co-production capability improves the economic viability of producing biodiesel.

According to the National Biodiesel Board (in the United States), “biodiesel” is a clean-burning alternative fuel produced from domestic, renewable resources for use in compression ignition (diesel) engines. Biodiesel is comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats. Biodiesel is produced from feedstock, which comes from animal fats or vegetable oils.

According to the National Biodiesel Board, biodiesel can be used in virtually any diesel engine without modification. It can be used in its pure form (called B100) or as a blend with petroleum diesel at any ratio. It can also be stored in the same containers as petroleum diesel, which allows it to use the current fuel supply infrastructure that is already in place. Biodiesel has a higher flash point (the point at which fuel ignites) than petroleum diesel, according to the National Biodiesel Board. This characteristic makes biodiesel safer than petroleum diesel because it will not combust as easily.

A commonly used form of biodiesel is a 20% blend of biodiesel with 80% petroleum diesel, known as B20. B20 provides many of the environmental and safety benefits of biodiesel and generally avoids the cold weather and solvency considerations associated with biodiesel. Biodiesel provides similar horsepower and fuel economy as petroleum diesel with superior lubricity to reduce wear and tear on engines.

Chemicals Segment

We manufacture and sell a variety of industrial products using environmentally-focused chemicals derived from renewable resources, such as waste vegetable oils. Our product categories include polyamide hot-melt adhesives, printing inks, alcohol and benzene-soluble polyamide resins and various fatty acids, such as dimer acid. We believe that our vegetable oil-based products will be viewed as an increasingly attractive alternative to products made with petroleum-based chemicals as a result of recently volatile oil prices, possible oil shortages and an increased awareness and concern for protecting the environment.

Hot- Melt Adhesives. We manufacture dimer acid-based polyamide hot-melt adhesives and a wide variety of high-performance polyamide hot-melt adhesives. We offer products with varying softening points, tensile strengths, viscosities and adhesion strengths. These products are used in a wide range of applications, from book-binding and adhesion of fabrics, leather, plastic and wood to cementation of metal, ceramics and electronic components.

Polyamide Resins. We offer a wide variety of alcohol-soluble and benzene-soluble polyamide resins for use in printing inks. Our alcohol-soluble resins have good glossiness, adhesion, heat stability and anti-freeze ability and are used primarily in various kinds of bucked plate plastic-based inks such as polypropylene, polyethylene, terylene, cellophane and paper. Our benzene-soluble polyamide resins are characterized by good dissolving ability, leveling and liberation, excellent glossiness, excellent anti-gelling properties and adhesion to plastic membranes. They are used primarily in gravure printing inks and are compatible with gravure printers that have varying rotating speed capabilities. In addition, we manufacture low molecular weight liquid polyamide resin, a flexibilizer and curing agent for epoxy resin. It is used in epoxy coating, epoxy adhesive, epoxy casting seal and epoxy varnish.

Dimer, Stearic and Monomer Acids. These are fatty acids that are used for a variety of lubricating, flexibilizing, surfactant and emulsifying applications. Dimer acid is used in the production of resins, lubricants, coatings and corrosion-resistant agents. Stearic acid, produced by hydrolysis and rectification of various kinds of vegetable oils, is widely used in plastic flexibilizers, stabilizers, surfactants and soap bases. Monomer acid, a by-product from dimer and oleic acid processing, is used in plastics, lubricants, leather agents, detergents, soaps and alkyd resins.

Printing Inks. We manufacture a variety of printing inks for gravure surface printing, gravure inner printing and flexible typographic printing on plastic, aluminum foil and paper.

The following table shows our total sales volume broken down by product category for the twelve-month period from January 1, 2008 through December 31, 2008. As shown in the table, during the twelve-month period ending December 31, 2008, dimer acid was our top selling product, accounting for 30.78% of total sales.

Products Sold		% of Sales for the Period
1.	Dimer Acid	30.78%
2.	Polyamide Resin	29.99%
3.	Fatty Acid	9.06%
4.	Polyamide Hot Melt Adhesive	7.78%
5.	Biodiesel	7.68%
6.	High Performance Polyamide Hot Melt Adhesive	6.85%
7.	Printing Ink	3.65%
8.	Vegetable Asphaltum	2.19%
9.	Liquid Resin 651#	1.72%
10.	Trimer Acid	0.19%

The following table shows our total sales volume broken down by product category for the twelve-month period from January 1, 2007 through December 31, 2007. As shown in the table, during the twelve month period ended December 31, 2007, dimer acid was our top selling product, accounting for 36.97% of total sales. However, biodiesel was our fastest growing product in terms of sales volume in 2007.

Products Sold		% of Sales for the Period
1.	Dimer Acid	36.97%
2.	Biodiesel	26.54%
3.	Polyamide Resin	21.84%
4.	Vegetable Asphaltum	5.30%
5.	Polyamide Hot Melt Adhesive	3.36%
6.	Printing Ink	3.20%
7.	Fatty Acid	1.31%
8.	Stearic Acid	0.66%
9.	Liquid Resin 651#	0.36%
10.	Gluewater	0.29%

Biodiesel Benefits

Significant Reductions in Greenhouse Gas and Other Emissions on a “Well-to-Wheels” Basis. We believe that the main benefit derived from using biodiesel comes from the reduction in carbon dioxide and other emissions generated when using this biodegradable, low toxicity fuel.

Petroleum diesel, in contrast to biodiesel, produces high levels of carbon dioxide (CO2), a greenhouse gas that is widely believed to be a significant contributor to global warming. It also produces other harmful pollutants, namely:

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carbon monoxide (CO), a poisonous gas that causes smog;

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particulates that contribute to respiratory infections, including asthma;

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sulfur, which contributes to the formation of acid rain; and

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unburned aromatic hydrocarbons that create smog and may be a contributing cause of cancer.

By comparison, whether used in its pure form or blended with petroleum diesel, biodiesel produces significantly lower levels of harmful emissions of carbon monoxide, particulates and unburned aromatic hydrocarbons. In addition, because biodiesel is virtually free of sulfur, we believe that the use of biodiesel will not contribute to acid-rain pollution.

Moreover, according to The Office of Renewable Fuels and Co-Products of the Iowa Department of Agriculture and Land Stewardship, when comparing biodiesel and petroleum diesel, a 100% biodiesel blend (B100) lowers carbon monoxide (CO) emissions by 44%, particulate matter emissions by 40% and sulfate emissions by 100%. A blend of 20% biodiesel and 80% petroleum diesel (B20), on the other hand, lowers carbon monoxide (CO) emissions by 9%, particulate matter emissions by 8% and sulfate emissions by 20%. When B20 is used along with an oxidation catalyst, it reduces particulate matter by 45%, carbon monoxide by 41% and total hydrocarbons by 65%.

Biodegradability. According to a study performed at the University of Idaho in 2004, biodiesel tends to degrade more rapidly than petroleum diesel.

Improved Safety. According to the U.S. Department of Energy, the flash point, or temperature at which fuel “autocombusts” under pressure, of biodiesel blends increases as the percentage of biodiesel increases. Therefore, pure biodiesel or blends of biodiesel with petroleum diesel are safer to store, handle, and use than petroleum diesel.

Better Lubricity. According to the National Biodiesel Board, the addition of biodiesel, even in very small quantities, has been shown to provide increases in fuel lubricity using a variety of bench scale test methods.

Alternative Fuel Performance. According to a 1998 study jointly sponsored by the U.S. Department of Agriculture and the U.S. Department of Energy, biodiesel and petroleum diesel have very similar energy efficiencies.

The Specialty Chemical and Biodiesel Markets

We believe that oil price volatility, global warming, and other environmental sustainability issues are rapidly increasing the demand for chemicals and fuels derived from renewable resources. Despite the sudden drop in oil prices in 2008, we expect that global prices for gasoline, diesel fuels and chemicals will rise in the next few years as supply concerns accelerate and oil prices resume their historical upward trend. Elevated oil prices not only drive gasoline and diesel fuel prices higher but also create pressure on a wide range of petrochemical derivatives such as nylon (polyamides). In addition, technological innovations, profit motive, and the desire to reduce reliance on oil have moved bio-based chemistry and fuel production to the forefront of the global marketplace. As a result, we believe the economic, social, and environmental benefits of a new generation of bio-refinery products are rapidly becoming integrated into global economies.

The People’s Republic of China Specialty Chemicals Market

We view the People’s Republic of China as the world’s most attractive market for commodity and specialty chemicals. We believe that the long-term demand for commodity and specialty chemicals is likely to grow at a faster rate in the People’s Republic of China than in North America and Western Europe. As such, we believe that the People’s Republic of China will be a very attractive market for commodity and specialty chemicals for the foreseeable future. Demand comes from both rising domestic consumption and the country’s thriving exporters. Demand for our specialty chemical products (printing inks, adhesives, resins, and intermediary substances) continues to accelerate with the rise in domestic consumption, expansion of the People’s Republic of China’s exports and an increasing global appetite for non-petroleum based, specialty chemical products. Building and construction continues to grow in the People’s Republic of China and domestic consumers with more disposable income are creating new and increased demand for a wide range of products, many of which contain our adhesives, inks, polyamides, resins and related products.

In addition, the People’s Republic of China’s export manufacturing base continues to expand. The global chemical market is experiencing fundamental changes in how it operates as economic, environmental, and political pressures force the industry to rely less on petroleum products. A wave of renewable or biotech products is already replacing petroleum-based raw materials in a wide array of markets such as plastics, fibers, adhesives, resins and more. We believe the main drivers behind the acceptance of chemicals derived from renewable resources as replacements for petrochemicals are price, performance, and environmental sustainability.

Petroleum, waste, regulatory, and environmental cost pressures are now evident throughout the supply chain for chemical products. As oil prices remain volatile and companies continue to disassociate themselves from any chemical in their supply chain that is recognized as being hazardous or harmful to the environment, we expect to see petrochemicals replaced by environmentally pleasing chemistry alternatives.

The People’s Republic of China Biodiesel Market

The People’s Republic of China biodiesel industry is still very much in its infancy. With volatile oil prices and worsening pollution, the People’s Republic of China is expected to promote low-polluting alternatives to foreign oil and we anticipate biodiesel being recognized as a leading near-term solution. Further, we believe the integration of biodiesel into the fuel supply of the People’s Republic of China can be swift and immediate, as biodiesel can be blended at any level with petroleum diesel or used in its pure form (B100) and biodiesel also make use of the existing petroleum infrastructure; i.e., tankers, storage depots, and filling stations.

The People’s Republic of China Legislation. In 2005, the Standing Committee of the National People’s Congress passed “The Renewable Energy Law of the People’s Republic of China”. The legislation aims to “promote the development and utilization of renewable energy, improve the energy structure, diversify energy supplies, safeguard energy security, protect the environment and realize the sustainable development of the economy and society.” This legislation states that fuel retail businesses must begin to include “biological liquid fuel” in their enterprises or they will suffer imposed fines. On April 20, 2006, Chinese premier Wen Jiabao convened the Second

National Leadership Conference on Energy to consider the Medium and Long-term Development Plan for Renewable Energy, stating that equal emphasis shall be placed on development and conservation, and that stronger measures shall be taken to promote comprehensive energy conservation and to vigorously develop renewable energy.

Potential for Increase in Diesel Engines. The People’s Republic of China central government introduced an updated Auto Policy in 2004, which stipulates that gasoline consumption should decline 15% by 2010. The People’s Republic of China’s recent gasoline shortages and the enforcement of this new policy may be likely to increase the adoption of diesel cars over the next several years.

We believe that in comparison to gasoline-powered cars, diesel-powered cars are more fuel-efficient, more environmentally friendly, better suited for urban driving, safer, and more durable.

Competition

Renewable Resource Chemicals.  We have several major competitors that also produce specialty chemicals from renewable resources. For instance, Jiangsu Yonglin Oil & Grease Chemicals Co. Ltd., located in the northern part of Jiangsu Province, produces polyamide resins from oleic acid. Shanghai Jiangqiao Chemical Factory, a private company located in a suburb of Shanghai, produces dimer acid from oleic acid. Zhejiang Henghua Huagong Co. Ltd., located in the Zhejiang Province, manufactures alkyd resin and polyamide resin from oleic acid. Zhejiang Huangyan Resin Chemical Industry Co. Ltd., located in Zhejiang Province, manufactures polyamide resin from oleic acid.

Biodiesel.  In the area of biodiesel production, we are aware of the existence of at least three main domestic competitors: Gushan Environmental Energy Ltd., with operations in Handan, Hebei Province, Fuzhou, Fujian Province, Mianyang, Sichuan Province, Beijing and Shanghai, China Biodiesel International Holding Co. Ltd., located in Longyan and Fujian Province and Wuxi Huahong Bio-fuel Co. Ltd., located in Wuxi, Jiangsu Province.

In addition, we may face competition from foreign competitors if such competitors choose to export their biodiesel to the People’s Republic of China.

Competitive Advantages and Strategy

Chemicals.  We believe that our product formulations, price points, relationships, infrastructure, quality control standards, and reputation provide us with competitive advantages. We are currently able to maintain a lower cost structure than competitors based in the U.S. and Europe. Furthermore, we believe our competitive advantage in the People’s Republic of China is protected by our knowledge of government regulations, business practices, and strong relationships.

 In comparison to our competitors in the People’s Republic of China, we believe we possess greater technological expertise, marketing knowledge and global relationships. We also view our proprietary line of multi-purpose hot-melt adhesives as key technological advantages. In addition, we believe domestic competitors typically lack the global marketing capability and reputation that we currently enjoy and are continuing to strengthen.

Biodiesel.  We believe that we enjoy a material presence in the biodiesel industry in Fuqing City, Fujian Province, as there are only a handful of other companies currently in the country and the markets are extremely local due to transportation costs. In addition, we believe our industry relationships, contracts with feedstock suppliers, cost efficient manufacturing methods and ability to sell diesel co-products to our specialty chemical customers provide us with competitive advantages.

Growth Strategy

With growing global demand for transport fuels and clean technologies, we are focused on increasing our biodiesel and specialty chemical production capacity. We expanded our existing 311,000 square-foot biodiesel and specialty chemical production facility located in the Fujian Province, People’s Republic of China. In addition, we are currently building a new biodiesel and specialty chemical focused production facility in the new Fuqing Jiangyin

Industrial Park (the “Industrial Park”) in the Fujian Province, People’s Republic of China. The new facility is located 20 miles from our existing facility and will have a land area of 112,744 square meters. On December 25, 2006, we signed a contract to purchase land usage rights for 50 years for the new production facility and we broke ground on this facility on December 19, 2007. We expect construction to be completed in the second quarter of 2009. The Industrial Park at which the new facility will be located is equipped with a deep sea harbor capable of 100,000 ton cargo ships, a container port, and railroad to be connected to the People’s Republic of China’s national railroad network. Once the plant is opened, it will have the flexibility to produce 100,000 tons of biodiesel per year, or 30,000 tons of specialty chemicals per year, or a combination of biodiesel and specialty chemicals for a total output of 70,000 tons per year. We expect that the new plant’s proximity to our existing plant will help us to improve our efficiency and cost effectiveness. As we grow and secure more customers, we plan to build more plants in strategic locations throughout the People’s Republic of China, including in the Hebei Province and/or the Xinjiang Province.

Our vision is to be the global market leader for the development and manufacturing of energy products and specialty chemicals made from renewable resources. Management intends to grow our business by pursuing the following strategies:

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grow capacity and capabilities in line with market demand increases;

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enhance our technology through innovation, research and study, and obtain global patent protection;

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continue to improve operational efficiencies and use of nearly all resource by-products;

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further expand into global markets and diverse industry sectors; and

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build a strong market reputation to foster and capture future growth in the People’s Republic of China and abroad.

We also plan to expand our existing refining facilities and launch additional plants, in addition to growing our specialty chemical business lines.

Existing Plant (Fulong Industrial Zone)

Our 311,000 square-foot manufacturing facility was originally erected in 1995 with a core focus on developing and manufacturing high-quality specialty chemical products from renewable resources. This ISO9001-certified plant is located in Fuzhou City’s technology and industrial zone in the Fulong Industrial Zone of the People’s Republic of China. This facility is presently capable of producing up to 10,000 tons, or approximately 3 million gallons, of biodiesel per year and up to 18,000 tons of specialty chemicals per year. In addition, in 2008, we invested approximately $1.5 million to install a high-performance hot-melt adhesive production line using our proprietary technology in an effort to improve production yields while maintaining quality standards.

Sales and Marketing

Specialty Chemicals.  To date, we have developed relationships with current and future potential customers primarily through our participation and use of seminars, trade shows, industry conferences, websites and direct sales calls. We hope to continue to build on our success by expanding our sales force in the People’s Republic of China and increasing our focus on international markets. As our business expands, we intend to develop several sales channels, such as direct sales, working with industry-specific manufacturer representatives and through international strategic partnerships. Our sales strategy is designed to capitalize on our reputation, current industry trends and new market segments that have shown the most promise.

Biodiesel.  We currently plan on concentrating our sales efforts on the local market in the People’s Republic of China, as demand is expected to increase steadily over the next decade. However, as the business expands, we will evaluate global biodiesel prices for opportunities abroad, depending upon shipping and export costs, as biodiesel can sell for up to 50% to 100% more at the wholesale level overseas in comparison to the price in the People’s Republic of China. While we do not plan to rely on our ability to export biodiesel for our main growth and cannot predict when the market for biodeisel will retun to its normal patterns, we view the export opportunity as a potential enhancement to our business plan, especially given the higher prices that biodiesel can be sold at markets abroad.

Intellectual Property

On November 9, 2005, our subsidiary, Fujian Zhongde Technology Co. Ltd., filed an application (Application No. 200510019790.9) with SIPO for its propietory biodiesel production method to produce biodiesel from monomer acid. SIPO granted the patent on October 8, 2008. The patent is valid for twenty years, from October 8, 2008 to October 7, 2028

We also own a patent for multi-purpose polyamide hot melt adhesive and its production method, China Patent Registration Number ZL00132072.6 and International Patent Category #C09J177/00. The patent is valid for twenty years, from December 12, 2000 to December 11, 2020.

Customers

During the twelve-month period from January 1, 2008 through December 31, 2008, we had consolidated net sales of $18,169,835. During the same time period, our top ten customers – ranked by the sales amount sold to each customer – contributed $8,245,637 in revenues. Our top two customers were Air Products and Chemicals (PTE) Ltd. and Cray Valley Resins PVT., Ltd. Air Products and Chemicals (PTE) Ltd. contributed $1,064,241, or 5.86%, of our total revenues and Cray Valley Resins PVT., Ltd contributed $1,063,545, or 5.85%, of our total revenues.

Biodiesel.  We currently sell biodiesel to regional service stations in the People’s Republic of China. We believe that the market for biodiesel will expand and can absorb an increase in supply. Since we began selling biodiesel in December 2005 along with specialty chemicals, our best-selling product has been biodiesel. In fact, from January 2006 through December 2008, sales of biodiesel accounted for approximately 35% of our total sales for that time period.

Chemicals.  Our specialty chemical products are sold to companies domestically and exported globally to companies in Europe, the U.S. and Asia. We believe that high-quality and low-production costs have allowed us to gain successful entry into the global market and to diversify our customer base.

The following table depicts the top ten customers for the twelve-month period from January 1, 2008 through December 31, 2008.

Name of Customer		Products Sold	Sales for the Period by Customer	% of Sales for the Period
1.	Air Products and Chemicals (PTE) Ltd.	Specialty Chemicals	$1,064,240.51	5.86%
2.	Cray Valley Resins PVT., Ltd.	Specialty Chemicals	$1,063,544.73	5.85%
3.	Fuzhou Baisheng Precision Chemical Co., Ltd.	Specialty Chemicals	$879,816.44	4.84%
4.	ABC Exports PVT, Ltd.	Specialty Chemicals	$876,697.22	4.83%
5.	New Power Internationals Co., Ltd.	Specialty Chemicals	$817,249.42	4.50%
6.	Fuqing Zhongdong Filling Station	Biodiesel	$763,785.55	4.20%
7.	Hangzhou Yangsheng Chemical Co. Ltd.	Specialty Chemicals	$739,000.37	4.07%
8.	HBG Exports Co., Ltd.	Specialty Chemicals	$737,560.85	4.06%
9.	Dachang Resins (Huizhou) Co. Ltd.	Specialty Chemicals	$672,709.85	3.70%
10.	Fuqing Risheng Filling Station	Biodiesel	$631,032.03	3.47%
	Total (Top 10)		$8,245,636.97	45.38%
	Total (Company)		$18,169,835.41	100.00%

For the twelve-month period from January 1, 2007 through December 31, 2007, we achieved consolidated net sales of $21,756,010. During the same time period, our top ten customers - ranked by the sales amount sold to each customer - contributed $14,701,065 in revenues. The following table depicts the top ten customers for the twelve-month period from January 1, 2007 through December 31, 2007.

Name of Customer		Products Sold	Sales for the Period by Customer	% of Sales for the Period
1.	Fuqing Zhongdong Filling Station	Biodiesel	$3,168,720	14.56%
2.	Fuqing Risheng Filling Station	Biodiesel	$2,604,989	11.97%
3.	Hangzhou Yangsheng Chemical Co. Ltd.	Specialty Chemicals	$1,819,939	8.37%
4.	Dachang Resins (Huizhou) Co. Ltd.	Specialty Chemicals	$1,647,038	7.57%
5.	Air Products and Chemicals (PTE) Ltd.	Specialty Chemicals	$1,349,820	6.20%
6.	Micro Ink Co. Ltd.	Specialty Chemicals	$1,196,054	5.50%
7.	Cray Valley Resins PVT., Ltd.	Specialty Chemicals	$1,027,040	4.72%
8.	HBG Exports Co., Ltd.	Specialty Chemicals	$669,240	3.08%
9.	Shanming Youcheng Trading Co., Sha County Branch Office	Specialty Chemicals	$624,739	2.87%
10.	Fuzhou Baisheng Precision Chemical Co., Ltd.	Specialty Chemicals	$593,486	2.73%
	Total (Top 10)		$14,701,065	67.57%
	Total (Company)		$21,756,010	100.00%

Principal Suppliers

We use feedstock, which can be vegetable oil derived from either oil-seed crops or used frying oil, as the primary raw materials for our manufacturing process. During the twelve-month period from January 1, 2008 through December 31, 2008, the feedstock suppliers listed in the table below supplied more than 5% of our feedstocks. To date, we have not experienced any shortages in the supply of raw materials from our key suppliers.

Name of Supplier		% of Feedstock Supplied for the Period
1.	Xinjiang Dasen Chemicals Co., Ltd.	8.46%
2.	Xinjiang Guansheng Technology Co., Ltd.	8.42%
3.	Fuqing Zhongde Waste Oil Recycling Co. Ltd.	7.30%
4.	Cangzhou Shuanyu Chemical Co., Ltd.	7.21%

During the twelve-month period from January 1, 2007 through December 31, 2007, we had four feedstock suppliers who supplied more than 5% of our feedstocks.

Name of Supplier		% of Feedstock Supplied for the Period
1.	Fuqing Zhongde Waste Oil Recycling Co. Ltd.	52.91%
2.	Fujian Quanzhou Zhongyuan Chemical Co., Ltd.	20.45%
3.	Xinjiang Guansheng Technology Co., Ltd.	12.16%
4.	Cangzhou Shuanyu Chemical Co., Ltd.	6.98%

Regulation

We are subject to environmental regulation by both the central government of the People’s Republic of China and by local government agencies. Since our inception, we have been in compliance with all applicable regulations.

Under the State Environmental Protection Administration of the People’s Republic of China, all chemical and biodiesel manufacturing facilities are required to obtain a Discharge Permit and a Safe Production Permit. These permits are valid for a period of three years and may be renewed for additional periods of three years. In order to renew the Safe Production Permit, the subject facility must not have had any accidents during the previous three years. In addition, the local environmental protection administration inspects waste-water, gas and solid waste discharges and issues an examination report each calendar quarter. In order to renew the Discharge Permit, the subject facility must have consistently passed the local government inspections for the prior three years. We currently own each of these permits for our existing plant in Fuzhou City. Neither of these permits have been issued for the facility we are constructing in the Fuqing Jiangyin Industrial Park. We applied for and received approval of the Discharge Permit for this facility. However, such permit has not yet been issued to us.  We have not yet applied for the Safety Permit for this facility as we can only do so after construction of the facility is completed.

In addition, we expect the government of the People’s Republic of China to release an official standard for biodiesel in the near future. We will seek to qualify our products for the biodiesel standard when it is released. We believe that we are well positioned to qualify due to our early production of biodiesel as well as our longstanding history of being in operation since 1995, among other things.

Legal Proceedings

 We are not a party to any legal proceedings.

Properties

Our principal executive offices in the United States are located at 20 Sterling Circle, Suite 204, Wheaton, Illinois 60187.  This office space is provided to us at no charge by Shannon Yan, our Interim Chief Financial Officer.  Our Chinese headquarters are currently located in approximately 573 square meters of office space at Fulong Industry Zone, Longtian Town, Fuqing City, Fujian, People’s Republic of China 35013. We own a 311,000 square-foot manufacturing facility located at the same location. In the People’s Republic of China, the ownership of land belongs to the government of the People’s Republic of China, and private entities and individuals can only acquire land use rights for a certain period of time. Our land use rights for our facility started on June 1, 1998 and expire on May 31, 2047.

On December 25, 2006, we signed a contract with Fuzhou City Jiangyin Industry District Management Committee to purchase land usage rights with respect to 112,744 square meters of land for 50 years at a purchase price of 18,549,000 Renminbi, or approximately $2.5 million, for the construction of a new biodiesel and specialty chemicals plant. We plan to use this land usage right to construct a new biodiesel factory located in the new Fuqing Jiangyin Industrial Park in the Fujian Province of the People’s Republic of China. The new factory site is approximately 50 miles from Fuzhou, the capital city of Fujian Province, and 20 miles from our existing facility. We broke ground on the facility on December 19, 2007 and expect construction to be completed in the second quarter of 2009. Once constructed, this facility will have the flexibility to produce 100,000 tons of biodiesel per year, equivalent to 30 million gallons, or 30,000 tons of specialty chemicals per year, or a combination of biodiesel and specialty chemicals for a total output of 70,000 tons per year. As of December 31, 2008, we had spent $19.2 million to construct this facility. We estimate that the total capital expenditure for this facility will be $22.2 million, including the $2.5 million we paid in 2006 to acquire the land usage rights. After the facility commences production, we anticipate that we will require an additional $3 million for working capital uses.

 Employees

 We have 120 employees, all of which are full time employees. To the best of our knowledge, we are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

MANAGEMENT

The following table sets forth information regarding the members of our board of directors and our executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by our board of directors and serve at their discretion.

Name	Age	Position
Tai-ming Ou	54	Chief Executive Officer and Chairman of the Board
Ri-wen Xue	44	Chief Operating Officer and Director
Yun He	41	Vice President of Sales
Shannon Yan	33	Interim Chief Financial Officer
Qin Yang	49	Director

Biographies

Tai-ming Ou, Chief Executive Officer and Chairman of the Board.  Mr. Ou is one of our co-founders and has been our Chief Executive Officer since inception in 1995. Prior to our founding, Mr. Ou was the Director of General and Administrative Office of Fuqing First Secondary School and was responsible for building construction, repair and maintenance and purchases of teaching instruments, property, plant and equipment, and office stationery. Mr. Ou was also in charge of operating and managing a factory run by the school. Mr. Ou is a certified senior economist in the People’s Republic of China. Mr. Ou graduated from Fujian Normal University in 1981 with a Bachelor’s degree in mathematics.

Ri-wen Xue, Chief Operating Officer and Director.  Mr. Xue joined us in early 2000 as Executive Secretary to the General Manager. In this capacity, Mr. Xue was in charge of assisting the General Manager in dealing with daily affairs, planning and implementing our business management system, adjusting our organizational chart, establishing employee job descriptions and functional department duties. In October 2002, Mr. Xue was promoted to Production Manager and became responsible for improving production processes and technology. In December 2003, Mr. Xue was promoted to the position of Vice President - Production and Engineering, and Chairperson of the Board of Supervisors, where he was in charge of planning and carrying out new project development, streamlining production and engineering processes, and undertaking research and development, technology applications and improvements. In October 2006, Mr. Xue became our Chief Operating Officer and a Director. Prior to joining us, Mr. Xue was a Pipelining Operator, Quality Control, and Local Assistant Manager at the Chip Copperize Corporation in Japan from April 1995 to April 1999. Mr. Xue is a certified senior economist and a certified senior engineer in the People’s Republic of China and graduated from Fujian Finance College in 1985 with a Bachelor’s degree in finance.

Yun He, Vice President of Sales.  Mr. He is one of our co-founders and became Sales Manager in 1995, promoting sales of our resins and printing inks in the domestic People’s Republic of China market. Mr. He has been our Vice President of Sales since 1997. Prior to our formation, Mr. He established an export business in 1992 and engaged in international trade and exporting local garments, food, toys, ornaments and handicrafts to Russia, the Czech Republic and Germany. Mr. He graduated from Fujian Normal University in 1989 with a Bachelor’s degree in Chinese literature.

Shannon Yan, Interim Chief Financial Officer.  Ms. Yan joined us on July 31, 2008 and has served as our Interim Chief Financial Officer since that date. From January 2007 through July 2008, Ms. Yan served as a senior financial analyst for Sara Lee Corporation. Prior thereto, from June 2005 through December 2006, Ms. Yan served as a financial analyst and project leader, and from May 2003 through May 2005, as a senior accountant for World Richman Manufacturing Corporation, an international manufacturer of leather, Koskin and nylon bags. Ms. Yan is completing her MBA degree at the University of Chicago with concentrations in accounting, finance and strategic management in 2009. Ms. Yan graduated from Sichuan International Studies University with a Bachelor’s degree in English.

Qin Yang, Director.  Ms. Yang is one of our co-founders and has been a director since inception in 1995. Ms. Yang had previously founded the Fuqing Welfare Garment Factory in 1984 and served as its Chief Designer and director. Ms. Yang graduated from Fujian Industrial Arts School in the Fujian province of the People’s Republic of China.

Mr. Ou and Ms. Yang and are husband and wife.

Board Committees

Audit Committee.  We intend to establish an audit committee of the board of directors which will consist of independent directors of which at least one will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties will be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles.  The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

 Compensation Committee.  We intend to establish a compensation committee of the board of directors.  The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers.

EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation paid to Tai-ming Ou, our Chief Executive Officer, who we refer to in this prospectus as the “named executive officer.” During 2008, no executive officer received annual remuneration in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards (1)	Total
Tai-ming Ou President and Chief Executive Officer (principal executive officer)	2008	$31,136	$78,501	$109,637
	2007	$18,462	––	$ 18,462

———————

(1)

The dollar amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the year ended December 31, 2008, in accordance with SFAS 123R.

Employment Agreement

On January 9, 2008, we entered into a two-year employment agreement with Tai-ming Ou, which agreement shall be automatically renewed for additional one-year periods until either we or Mr. Ou, as the case may be, gives the other written notice of its intent not to renew the agreement at least 90 days prior to the end of the then current term. Pursuant to this agreement, Mr. Ou shall serve as our Chief Executive Officer and receive a salary of approximately $2,595 per month during the first year of the agreement. We increased Mr. Ou’s salary by 10% to approximately $2,854 per month following the one year anniversary of the agreement. In addition, under this agreement, we granted Mr. Ou options to purchase 65,000 shares of common stock with an exercise price of $2.50 per share and 65,000 shares of common stock with an exercise price of $3.00 per share, with all options vesting quarterly over three years. If Mr. Ou’s employment is terminated without cause or he resigns for good reason, all unvested options shall vest and Mr. Ou will be entitled to the continuation of benefits and the payment of his salary for 12 months.

Outstanding Equity Awards at Fiscal Year-End

The following table provides the outstanding equity awards as of December 31, 2008 for our named executive officer.

Name	Shares Subject to Options	Exercise Price	Vesting Schedule	Expiration	Vested Amount of Shares 12/31/2008
Tai-ming Ou	65,000(1)	$2.50	1/12 every three months following the grant date	10 years from date of grant	21,667

	65,000(1)	$3.00	1/12 every three months following the grant date	10 years from date of grant	21,667

———————

(1)

Vests in 12 equal installments every three months following the grant date.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,680,000	2.75	320,000

Equity compensation plans not approved by security holders	––	––	––
All plans	1,680,000	2.75	320,000

2008 Equity Incentive Plan

Our board of directors and stockholders adopted the 2008 Equity Incentive Plan on January 9, 2008. The purpose of the 2008 Equity Incentive Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. Under the 2008 Equity Incentive Plan, we are authorized to issue up to 2,000,000 stock options, 1,000,000 of which shall have an exercise price per share equal to the greater of (i) $2.50 or (ii) 100% of the fair market value of a share of common stock on the date of grant and 1,000,000 of which shall have an exercise price per share equal to the greater of (i) $3.00 or (ii) 100% of the fair market value of a share of common stock on the date of grant. Under the 2008 Equity Incentive Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options and all options under the plan shall vest quarterly over three years. The 2008 Equity Incentive Plan is administered by our board of directors.

Compensation of Directors

The following table sets forth director compensation for the year ended December 31, 2008.

Name	Fee Earned or Paid in Cash	All Other Compensation	Total
Qin Yang	$17,298	$12,077	$29,375

Narrative to Director Compensation Table. Ms. Qin Yang, the wife of Tai-ming Ou, was one of our original founders in 1995 and has been one of our directors since that time. In addition, since June 2006, Ms. Yang has been an independent contractor, and for such services received $1,442 per month or $17,298 per annum during the year ended December 31, 2008. In 2009, Ms. Yang’s monthly compensation as an independent contractor is anticipated to be at $1,442 per month or $17,298 per annum.

Compensation Committee Interlocks and Insider Participation

During the period between January 1, 2008 and January 31, 2008, each director participated in any deliberations of our board of directors concerning executive officer compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Transactions that we have determined to be directly or indirectly material to us or a related person are disclosed below. We believe each transaction is on terms no less favorable to us than the terms generally available to an unaffiliated third-party under the same or similar circumstances.

In connection with our January 9, 2008 private placement, Tai-ming Ou, our Chief Executive Officer and Chairman, agreed to place 1,042,012 shares of common stock held by him into an escrow account, with such shares to be released to the investors in such private placement should we fail to either (i) commence the production of biodiesel at our production facility in Jiang Yin, People’s Republic of China on or before January 1, 2009 or (ii) record at least $14,000,000 of adjusted net income for the fiscal year ending December 31, 2009. As a result of construction delays, we failed to commence the production of biodiesel at our production facility in Jian Yin on or before January 1, 2009 and on January 30, 2009 these 1,042,012 shares of common stock held by Mr. Ou were disbursed, pro rata, among the private placement investors.

In connection with our January 9, 2008 private placement, Yun He, our Vice President of Sales, agreed to place 235,293 shares of common stock held by him into an escrow account, with such shares to be released to the investors in such private placement should we fail to either (i) commence the production of biodiesel at our production facility in Jiang Yin, People’s Republic of China on or before January 1, 2009 or (ii) record at least $14,000,000 of adjusted net income for the fiscal year ending December 31, 2009. As a result of construction delays, we failed to commence the production of biodiesel at our production facility in Jian Yin on or before January 1, 2009 and on January 30, 2009 these 235,293 shares of common stock held by Mr. He were disbursed, pro rata, among the private placement investors.

In connection with our January 9, 2008 private placement, Ri-wen Xue, our Chief Operating Officer and Director, agreed to place 201,680 shares of common stock held by him into an escrow account, with such shares to be released to the investors in such private placement should we fail to either (i) commence the production of biodiesel at our production facility in Jiang Yin, People’s Republic of China on or before January 1, 2009 or (ii) record at least $14,000,000 of adjusted net income for the fiscal year ending December 31, 2009. As a result of construction delays, we failed to commence the production of biodiesel at our production facility in Jian Yin on or before January 1, 2009 and on January 30, 2009 these 201,680 shares of common stock held by Mr. Xue were disbursed, pro rata, among the private placement investors.

In connection with our January 9, 2008 private placement, Gary Zhao, our former Chief Financial Officer and a former Director, agreed to place 21,015 shares of common stock held by him into an escrow account, with such shares to be released to the investors in such private placement should we fail to either (i) commence the production of biodiesel at our production facility in Jiang Yin, People’s Republic of China on or before January 1, 2009 or (ii) record at least $14,000,000 of adjusted net income for the fiscal year ending December 31, 2009. As a result of construction delays, we failed to commence the production of biodiesel at our production facility in Jian Yin on or before January 1, 2009 and on January 30, 2009 these 21,015 shares of common stock held by Mr. Zhao were disbursed, pro rata, among the private placement investors.

Fujian Zhongde Technology Co. Ltd., our wholly owned subsidiary, purchases certain raw materials from Fujian Zhongde Waste Oil Co. Ltd. Yang Fan, a shareholder of Fujian Zhongde Waste Oil Co. Ltd., is the niece of Yang Qin, our director and a beneficial owner of 23.75% of our outstanding common stock. In the years ended December 31, 2008 and 2007, such purchases from Fujian Zhongde Waste Oil Co. Ltd. totaled $869,553 and $5,668,371, respectively. As of December 31, 2008 and 2007, there were no outstanding payables due to Fujian Zhongde Waste Oil Co. Ltd.

Mr. Ou agreed to personally guarantee Fujian Zhongde Technology Co. Ltd.’s obligations under its April 14, 2009 $1.43 million loan agreement with Fuzhou City Commercial Bank at an annual interest rate of 5.84%. As of May 1, 2009, the full amount of the loan agreement was outstanding and Fujian Zhongde Technology Co. Ltd. had not paid to Fuzhou City Commercial Bank any of the principal or interest owed under the loan agreement.

Mr. Ou agreed to personally guarantee Fujian Zhongde Technology Co. Ltd.’s obligations under its April 14, 2009 $1.57 million revolving line of credit with Fuzhou City Commercial Bank. All advances under the revolving line of credit shall be evidenced by a promissory note with a floating interest rate based on the face value and maturity period of such note. As of May 1, 2009, no advances had been made under the revolving line of credit.

Director Independence

We do not currently have any independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 1, 2009 by:

•

each person known by us to beneficially own more than 5.0% of our common stock;

•

each of our directors;

•

our named executive officer; and

•

all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o China Clean Energy Inc., 20 Sterling Circle, Suite 204, Wheaton, Illinois 60187.

As of May 1, 2009, we had 31,512,269 shares outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (1)
Tai-ming Ou	7,497,838 (2)	24%
Qin Yang	7,497,838 (3)	24%
Nai-ming Yu	2,399,250	8%
All officers and directors as a group (5 persons)	9,223,547	29%

———————

 (1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of May 1, 2009. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)

Includes (i) 54,167 shares of common stock issuable upon the exercise of options, (ii) 3,518,900 shares of common stock held directly by Qin Yang and (iii) 8,333 shares of common stock issuable upon the exercise of options held by Qin Yang. Tai-ming Ou and Qin Yang are husband and wife.

(3)

Includes (i) 8,333 shares of common stock issuable upon the exercise of options, (ii) 3,916,438 shares of common stock held directly by Tai-ming Ou and (iii) 54,167 shares of common stock issuable upon the exercise of options held by Tai-ming Ou. Tai-ming Ou and Qin Yang are husband and wife.

SELLING STOCKHOLDERS

Up to 11,334,000 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•

5,134,000 shares of common stock issued in a private placement;

•

5,000,000 shares of common stock initially issuable upon the exercise of warrants issued in a private placement; and

•

1,200,000 shares of common stock initially issuable upon the exercise of warrants issued to a placement agent in connection with our private placement of common stock and warrants.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us during the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 31,512,269 shares of common stock outstanding as of May 1, 2009. With respect to the outstanding warrants, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates or members of a “group”, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to this limitation.

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Fred L. Astman Wedbush Securities Inc CTDN IRA R/O Holding 10/13/92 (2)	33,000 (3)	30,000 (3)	3,000	*

Samir Barakat and Claudia Marseille	198,000 (4)	180,000 (4)	18,000	*

Chestnut Ridge Partners, LP (5)	821,450 (6)	80,000 (6)	741,450	*

Hugh Cohen	10,999 (7)	9,999 (7)	1,000	*

Gregory Cook Wedbush Securities Inc CTDN IRA Contributory 1/16/02 (8)	33,000 (3)	30,000 (3)	3,000	*

Cranshire Capital, LP (9)	66,000 (10)	60,000 (10)	6,000	*

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Crastvell Trading Ltd. (11)	781,001 (12)	710,001 (12)	71,000	*

Crypto Corporation (13)	6,500 (14)	5,000 (14)	1,500	*

Herbert Arnold Duke	43,000 (3)	30,000 (3)	13,000	*

James R. Echols, Sr.	16,500 (14)	15,000 (14)	1,500	*

Bai Ye Feng	264,000 (6)	240,000 (6)	24,000	*

Barry Goldstein	16,500 (14)	15,000 (14)	1,500	*

GRQ Consultants, Inc. 401K Plan (15)	1,924,999 (16)	1,749,999 (16)	175,000	*

Nicholas Hammond	66,000 (10)	60,000 (10)	6,000	*

Michael Harvey & Lyn Harvey JTWROS	16,500 (14)	15,000 (14)	1,500	*

David R. Holbrooke	33,000 (3)	30,000 (3)	3,000	*

Heller Capital Investments, LLC (17)	660,000 (18)	600,000 (18)	60,000	*

IRA FBO John P. O’Shea, Pershing LLC as Custodian (19)	230,166 (20)	135,000 (20)	95,166	*

Iroquois Master Fund Ltd. (21)	165,000 (22)	150,000 (22)	15,000	*

JLF Offshore Fund, Ltd. (23)	1,320,000 (24)	1,320,000 (24)	--	--

JLF Partners I, LP (23)	930,000 (25)	930,000 (25)	--	--

JLF Partners II, LP (23)	80,000 (6)	80,000 (6)	--	--

Todd Kice (26)	20,000 (3)	15,000 (3)	5,000	*

William Kung	82,500 (27)	75,000 (27)	7,500	*

Anna Lo	16,500 (14)	15,000 (14)	1,500	*

Market Street Union, LLC (28)	16,500 (3)	15,000 (3)	1,500	*

John B. Marsala	36,000 (3)	30,000 (3)	6,000	*

Mere Lane Investment Fund LP (29)	22,001 (30)	20,001 (30)	2,000	*

MidSouth Investor Fund LP (31)	330,000 (32)	300,000 (32)	30,000	*

Northern Valley Partners, LLC (33)	82,500 (27)	75,000 (27)	7,500	*

Octagon Capital Partners (34)	66,000 (10)	60,000 (10)	6,000	*

Taixing Ou (35)	1,689,000 (36)	900,000 (36)	789,000	*

Professional Offshore Opportunity Fund Ltd. (37)	1,614,000 (38)	1,464,000 (38)	150,000	*

Robert S. Colman Trust UDT 3/13/85 (39)	264,000 (6)	240,000 (6)	24,000	*

Sandor Capital Master Fund LP (40)	231,000 (34)	210,000 (41)	21,000	*

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
John Peter Selda Wedbush Securities Inc CTDN IRA Contributory 08/27/96 (42)	33,000 (3)	30,000 (3)	3,000	*

The Black Diamond Fund, LLLP (43)	231,000 (41)	210,000 (41)	21,000	*

Westminster Securities Corp. (44)	517,050 (45)	517,050 (45)	--	--

Jung Min Choi (46)	439,050 (47)	350,550 (47)	88,500	*

Richard Louise (48)	110,475 (49)	110,475 (49)	--	--

Jeffrey McLaughlin (50)	115,450 (51)	111,450 (51)	4,000	*

Ken Hart (52)	104,850 (53)	104,850 (53)	--	--

Joe Wolfe (54)	5,625 (55)	5,625 (55)	--	--

*Less than 1%

(1)

Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933, as amended, or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)

Fred Astman has voting and dispositive power over these securities.

(3)

Includes currently exercisable warrants to purchase 10,000 shares of our common stock at an exercise price of $2.00 per share.

(4)

Includes currently exercisable warrants to purchase 60,000 shares of our common stock at an exercise price of $2.00 per share.

(5)

Kenneth Pasternak, as principal, has voting and dispositive power over these securities.

(6)

Includes currently exercisable warrants to purchase 80,000 shares of our common stock at an exercise price of $2.00 per share.

(7)

Includes currently exercisable warrants to purchase 3,333 shares of our common stock at an exercise price of $2.00 per share.

(8)

Gregory Cook, as beneficiary, has voting and dispositive power over these securities.

(9)

Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(10)

Includes currently exercisable warrants to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.

(11)

Olga Mirimskaya, as principal, has voting and dispositive power over these securities.

(12)

Includes currently exercisable warrants to purchase 236,667 shares of our common stock at an exercise price of $2.00 per share.

(13)

Evelyn Cann, as president, has voting and dispositive power over these securities.

(14)

Includes currently exercisable warrants to purchase 5,000 shares of our common stock at an exercise price of $2.00 per share.

(15)

Barry Honig, as president, has voting and dispositive power over these securities.

(16)

Includes currently exercisable warrants to purchase 583,333 shares of our common stock at an exercise price of $2.00 per share.

(17)

Ronald Heller, as Chief Information Officer of Heller Capital Investments, LLC, has voting and dispositive power over these securities.

(18)

Includes currently exercisable warrants to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share.

(19)

John P. O’Shea has voting and dispositive power over these securities.

(20)

Includes currently exercisable warrants to purchase 45,000 shares of our common stock at an exercise price of $2.00 per share.

(21)

Joshua Silverman has voting and dispositive power over these securities.

(22)

Includes currently exercisable warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share.

(23)

Jeff Feinberg has voting and dispositive power over these securities.

(24)

Includes currently exercisable warrants to purchase 1,320,000 shares of our common stock at an exercise price of $2.00 per share.

(25)

Includes currently exercisable warrants to purchase 930,000 shares of our common stock at an exercise price of $2.00 per share.

(26)

Todd Kice is an affiliate of Westminster Securities Corporation, a registered broker-dealer. Mr. Kice bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(27)

Includes currently exercisable warrants to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share.

(28)

Frank Brock, as managing member, has voting and dispositive power over these securities.

(29)

Hugh Cohen has voting and dispositive power over these securities.

(30)

Includes currently exercisable warrants to purchase 6,667 shares of our common stock at an exercise price of $2.00 per share.

(31)

Lyman O. Heidtke, as general partner, has voting and dispositive power over these securities.

(32)

Includes currently exercisable warrants to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share.

(33)

Michael Potter, as president, has voting and dispositive power over these securities.

(34)

Steven Hart, as general partner, has voting and dispositive power over these securities.

(35)

Taixing Ou is the brother of Tai-ming Ou, our Chief Executive Officer and Chairman.

(36)

Includes currently exercisable warrants to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.

(37)

Howard Berger, as manager, has voting and dispositive power over these securities.

(38)

Includes currently exercisable warrants to purchase 500,000 shares of our common stock at an exercise price of $2.00 per share.

(39)

Robert S. Colman has voting and dispositive power over these securities.

(40)

John S. Lemak, as manager, has voting and dispositive power over these securities. Sandor Capital Mater Fund, L.P. is an affiliate of WFG Investments, Inc., a registered broker-dealer. Sandor Capital Master Fund, L.P. bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(41)

Includes currently exercisable warrants to purchase 70,000 shares of our common stock at an exercise price of $2.00 per share.

(42)

John Peter Selda has voting and dispositive power over these securities.

(43)

Brandon S. Goulding has voting and dispositive power over these securities.

(44)

John O’ Shea, as chairman, has voting and dispositive power over these securities. Westminster Securities Corporation is a registered broker-dealer and served as our placement agents in connection with our private placement of common stock and warrants that occurred on January 9, 2008. Westminster Securities Corporation was issued a warrant to purchase these 1,200,000 shares as consideration in connection with our January 9, 2008 private placement, and at the time received, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying such warrant.

(45)

 Includes currently exercisable warrants to purchase 517,050 shares of our common stock at an exercise price of $2.00 per share.

(46)

Jung Min Choi is an affiliate of Westminster Securities Corporation, a registered broker-dealer. These securities were transferred to Mr. Choi by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Choi had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(47)

Includes currently exercisable warrants to purchase 350,550 shares of our common stock at an exercise price of $2.00 per share.

(48)

Richard Louise is an affiliate of Westminster Securities Corporation, a registered broker-dealer. These securities were transferred to Mr. Louise by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Louise had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(49)

Includes currently exercisable warrants to purchase 110,475 shares of our common stock at an exercise price of $2.00 per share.

(50)

Jeffrey McLaughlin is an affiliate of Westminster Securities Corporation, a registered broker-dealer. These securities were transferred to Mr. McLaughlin by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. McLaughlin had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(51)

Includes currently exercisable warrants to purchase 111,450 shares of our common stock at an exercise price of $2.00 per share.

(52)

Ken Hart is an affiliate of Westminster Securities Corporation, a registered broker-dealer. These securities were transferred to Mr. Hart by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Hart had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(53)

Includes currently exercisable warrants to purchase 104,850 shares of our common stock at an exercise price of $2.00 per share.

(54)

Joe Wolfe is an affiliate of Westminster Securities Corporation, a registered broker-dealer. These securities were transferred to Mr. Wolfe by Westminster Securities Corporation in the ordinary course of business, and at the time of the time of transfer, Mr. Wolfe had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying this warrant.

(55)

Includes currently exercisable warrants to purchase 5,625 shares of our common stock at an exercise price of $2.00 per share.

DESCRIPTION OF SECURITIES

We are authorized to issue 90,000,000 shares of common stock and 10,000,000 shares of preferred stock.  On May 1, 2009, there were 31,512,269 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting.  The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

Investor Warrants.  In connection with the private placement of our common stock and warrants completed on January 9, 2008, we issued warrants to purchase up to an aggregate of 5,000,000 shares of common stock to the investors. The warrants provide for the purchase of shares of common stock for five years at an exercise price of $2.00 per share. Should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced to equal that lower price. We are prohibited from effecting the exercise of the warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrants. If at any time after January 9, 2009 there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants, then the holders of such warrants have the right to exercise the warrants by means of a cashless exercise.

If within three trading days from date on which the exercise of the warrants shall be effected (the “Warrant Share Delivery Date”) we fail to deliver to a holder of the warrants certificates representing the shares into which such warrants are convertible, and if after such Warrant Share Delivery Date the holder of the warrants is required by its brokerage firm to purchase, or the holder’s brokerage firm otherwise purchases, shares of our common stock to deliver in satisfaction of a sale by such holder of the shares of our common stock which the holder was entitled to receive upon the exercise, then we are obligated to (A) pay in cash to the holder the amount by which (x) the holder’s total purchase price for our common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the exercise multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of the holder, either reinstate the warrant for which such exercise was not honored or to deliver to the holder the number of shares of common stock that would have been issued if we had timely complied with our delivery requirements.

Placement Agent Warrants.  In connection with our offering contemplated on January 9, 2008, we issued a warrant to purchase up to 1,200,000 shares of common stock to Westminster Securities Corporation, our placement agent. Such warrant has the same terms as the warrants issued to the investors in the private placement completed on January 9, 2008.

Registration Rights

On January 9, 2008, in connection with our private placement of common stock and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issued and the common stock issuable upon exercise of the warrants. Specifically, we agreed to file a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission covering the resale of the common stock issued and underlying the warrants on or before February 23, 2008 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before May 8, 2008.

If (i) the registration statement was not filed on or before February 23, 2008 or (ii) we failed to file with the Securities and Exchange Commission a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, within five trading days of the date that we were notified by the Securities and Exchange Commission that such registration statement would not be “reviewed” or would not be subject to further review (unless the failure to make such request for acceleration was the result of our determination that events affecting us would require the filing of an amendment to the registration statement), or (iii) the registration statement was not declared effective by the Securities and Exchange Commission on or before May 8, 2008, or (iv) the registration statement ceases to remain continuously effective for more than 15 consecutive calendar days or more than an aggregate of 20 calendar days during any 12-month period after its first effective date, then we would be subject to liquidated damage payments to the holders of the shares sold in the private placement in an amount equal to either (i) 1% of the aggregate purchase price paid by such purchasers per month of delinquency or (ii) 1% of the number of shares of common stock purchased by such purchasers in the offering per month of delinquency. Notwithstanding the foregoing, in no event shall liquidated damages paid exceed 6% of the aggregate gross proceeds of the offering or 6% of the aggregate number of shares of common stock issued in the offering, or a combination thereof. In addition, we shall not be obligated to pay liquidated damages with respect to any securities that we may be unable to register pursuant to the authority of the Securities and Exchange Commission with respect to Rule 415 of the Securities Act of 1933, as amended.

Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.

Private Placement Lock-up Agreements

On January 9, 2008, in connection with our private placement, each of our executive officers, directors, beneficial holders of more than 5% of our common stock entered into lock-up agreements pursuant to which they agreed not to sell or otherwise transfer 85% of their shares of common stock until July 9, 2009, subject to certain limited exemptions.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, will pass upon the validity of the shares of our common stock offered by us pursuant to this prospectus.

EXPERTS

The consolidated financial statements of China Clean Energy Inc. and subsidiaries at December 31, 2007 appearing in this prospectus have been audited by Michael T. Studer CPA P.C., independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of said firm as experts in accounting and auditing.  The consolidated financial statements of China Clean Energy Inc. and its subsidiaries at December 31, 2008 appearing in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP  as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, http://www.chinacleanenergyinc.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: Shannon Yan, 20 Sterling Circle, Suite 204, Wheaton, Illinois 60187.

CHINA CLEAN ENERGY INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of China Clean Energy Inc.

We have audited the accompanying consolidated balance sheet of China Clean Energy Inc. and subsidiaries as of December 31, 2008 and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of China Clean Energy Inc. and subsidiaries as of December 31, 2007 in the accompanying consolidated financial statements were audited by other auditors whose report dated March 7, 2008 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Clean Energy Inc. and subsidiaries as of December 31, 2008 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

March 26, 2009

CHINA CLEAN ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,913,711	$1,133,555
Accounts receivable, net of allowance for doubtful accounts of $136,389 and $407,593 as of December 31, 2008 and December 31, 2007, respectively	1,092,768	2,795,363
Inventories	815,210	1,361,478
Advances for inventory and other current assets	310,773	179,815
Total current assets	5,132,462	5,470,211

PLANT AND EQUIPMENT, NET	19,167,624	5,820,045
INTANGIBLE ASSETS, NET	5,072,626	4,879,635
ADVANCES ON EQUIPMENT PURCHASES	3,649,192	872,974
TOTAL ASSETS	$33,021,904	$17,042,865

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$350,618	$150,557
Customer deposits	31,422	181,825
Accrued liabilities	349,435	115,249
Taxes payable	156,965	334,049
Short-term bank loans	––	1,028,228
Long-term bank loans – current portion	236,308	202,792
Total current liabilities	1,124,748	2,012,700

LONG-TERM BANK LOANS	21,553	241,097

COMMITMENTS AND CONTINGENCIES	––	––

Total liabilities	1,146,301	2,253,797

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.001 per share, authorized 10,000,000 shares, no shares issued and outstanding as of December 31, 2008 and 2007	––	––
Common stock, par value $0.001 per share, authorized 90,000,000 shares, 31,512,269 and 21,512,269 shares issued and outstanding as of
December 31, 2008 and 2007, respectively	3,151	2,151
Additional paid-in capital	21,584,006	7,053,834
Statutory reserves	1,457,432	1,195,744
Retained earnings	5,661,025	5,325,897
Accumulated other comprehensive income	3,169,989	1,211,442
Total shareholders’ equity	31,875,603	14,789,068

Total liabilities and shareholders’ equity	$33,021,904	$17,042,865

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these statements.

CHINA CLEAN ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Years Ended December 31,
	2008	2007
REVENUES	$18,169,835	$21,756,010
Less: Cost of goods sold	14,310,907	15,882,799
GROSS PROFIT	3,858,928	5,873,211

OPERATING EXPENSE
Selling and marketing	249,583	695,007
General and administrative	2,328,472	1,556,599
Research and development	154,499	156,839
Total operating expense	2,732,554	2,408,445

INCOME FROM OPERATIONS	1,126,374	3,464,766

OTHER INCOME (EXPENSE)
Interest income (expense), net	24,707	(104,872)
Other incomes (expenses)	(184,625)	––
Total other income (expense)	(159,918)	(104,872)

INCOME BEFORE INCOME TAXES	966,456	3,359,894

PROVISION FOR INCOME TAXES	369,640	––

NET INCOME	596,816	3,359,894

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,958,547	796,353

COMPREHENSIVE INCOME	$2,555,363	$4,156,247

BASIC AND DILUTED EARNINGS PER SHARE
Weighted average number of shares	31,293,091	21,512,269
Earnings per share	$0.0191	$0.1562

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these statements.

CHINA CLEAN ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

			Additional	Retained Earnings		Accumulated Other
	Common Stock		Paid-in	Statutory	Unrestricted	Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Income	Total
Balance, December 31, 2006	21,512,269	$2,151	$7,053,834	$785,536	$2,376,211	$415,089	$10,632,821

Net income					3,359,894		3,359,894
Adjustment to statutory reserve				410,208	(410,208)
Foreign currency translation adjustment						796,353	796,353

Balance at December 31, 2007	21,512,269	2,151	7,053,834	1,195,744	5,325,897	1,211,442	14,789,068

Common stock and warrants for cash	10,000,000	1,000	13,626,403				13,627,403
Stock based compensation			903,769				903,769
Net income					596,816		596,816
Adjustment to statutory reserve				261,688	(261,688)		––
Foreign currency translation adjustment						1,958,547	1,958,547

Balance at December 31, 2008	31,512,269	$3,151	$21,584,006	$1,457,432	$5,661,025	$3,169,989	$31,875,603

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these statements.

CHINA CLEAN ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$596,816	$3,359,894
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation	707,177	542,875
Change in allowance for uncollectible accounts	(294,534)	174,767
Amortization of intangible assets	225,731	178,635
Stock-based compensation	903,769	––
Writedown on inventory	93,838	––
Loss on disposal of assets	177,905	––
Impairment on fixed assets	74,817	––
Changes in operating assets and liabilities
Accounts receivable	2,159,868	(729,952)
Inventories	536,611	(340,505)
Advances for inventory and other current assets	(116,310)	(135,505)
Accounts payable	186,224	(211,552)
Customer deposit	(160,299)	174,628
Other payables and accrued liabilities	222,185	69,353
Taxes payables	(196,992)	225,283
Net cash provided by operating activities	5,116,806	3,307,921

CASH FLOWS FROM INVESTING ACTIVITIES
Addition to construction in progress	(11,653,579)	(1,162,047)
Purchase of equipment	(2,182,310)	(614,343)
Proceeds from sale of equipment	160,871	––
Deposit on purchase of land use rights	––	(2,467,388)
Advances for equipment purchases	(2,667,896)	(838,422)
Net cash used in investing activities	(16,342,914)	(5,082,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock	13,627,403	––
Payment on short-term bank loans	(1,081,102)	(329,177)
Proceeds from long-term bank loans	––	426,319
Payment on long-term bank loans	(213,336)	––
Net cash provided by financing activities	12,332,965	97,142

EFFECT OF EXCHANGE RATE ON CASH	673,299	568,980

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,780,156	(1,108,157)
CASH AND CASH EQUIVALENTS, beginning	1,133,555	2,241,712
CASH AND CASH EQUIVALENTS, ending	$2,913,711	$1,133,555

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest expense	$50,672	$114,227
Income taxes	$298,024	$––

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these statements.

CHINA CLEAN ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years ended December 31, 2008 and 2207

NOTE 1 – ORGANIZATION AND BUSINESS

China Clean Energy Inc. (“CCE” or the “Company”) was incorporated in the State of Delaware on November 12, 2004. The Company originally through its direct and indirect wholly-owned subsidiaries, China Clean Energy Resources Limited (“CCER”), Fujian Zhongde Technology Co. Ltd. (“Fujian Zhongde”), synthesizes and distributes renewable fuel products and specialty chemicals to customers in both the People’s Republic of China (“PRC”) and abroad.

On November 5, 2007, CCER established a new wholly-owned subsidiary, Fujian Zhongde Energy Co. Ltd. (“Zhongde Energy”), in Jiangyin Industrial Zone, Fuqing City, Fujian Province, PRC. Zhongde Energy plans to build a biodiesel and specialty chemicals refinery in the Jiangyin Industrial Park and produce and sell biodiesel and specialty chemicals products. The construction of its production plant is currently in progress.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements of China Clean Energy Inc. reflect the activities of CCE and its 100% owned subsidiaries CCER, Fujian Zhongde and Zhongde Energy (collectively the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates the fair value of share based compensation granted to its employees and estimates its potential losses on uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS 157, “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follow:

•

Level 1 -- inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 -- inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•

Level 3 -- inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2008 and 2007, the short term and long term bank loans amounted to $236,308 and $21,553, and $1,231,020 and $241,097, respectively. In accordance with SFAS 157, the Company determined that the carrying value of these loans approximated the fair value using the level 2 inputs by comparing the stated loan interest rate to the rate charged by the Bank of China to similar loans.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS 157.

Foreign Currency Translation

The functional currency of CCE and CCER is the United States dollar. The functional currency of Fujian Zhongde and Zhongde Energy is the Chinese Renminbi (“RMB”). The reporting currency of the Company is the United States dollar.

Fujian Zhongde and Zhongde Energy assets and liabilities are translated into United States dollars at period-end exchange rates ($0.14670 and $0.13710 at December 31, 2008 and 2007, respectively). Fujian Zhongde and Zhongde Energy revenues and expenses are translated into United States dollars at weighted average exchange rates for the periods ($0.14415 and $0.13710 for the years ended December 31, 2008 and 2007, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Items in the cash flow statement are translated at the average exchange rate for the period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

As of December 31, 2008 and 2007, translation adjustments resulting from this process included in accumulated other comprehensive income in the consolidated statement of stockholders’ equity amounted to $3,169,989 and $1,211,442, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Known bad debts are written off against allowance for doubtful accounts when identified.

Inventories

Inventories are stated at the lower of cost or market using weighted average method. Management reviews inventories for obsolescence or cost in excess of net realizable value periodically and records an inventory writedown and additional cost of goods sold when the carrying value exceeds net realizable value.

Plant and Equipment

Plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Buildings	10-20 years
Vehicle	5 years
Office equipment	5 years
Production equipment	10 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expense as incurred. Major additions and betterment to buildings and equipment are capitalized. Interest incurred during construction is capitalized into construction in progress. All other interest is expensed as incurred.

Intangibles

Under the SFAS 142, "Goodwill and Other Intangible Assets", all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

Intangible assets consist of land use right and patents. All land in the People’s Republic of China is owned by government, however, the government grants “land use rights”. China Clean Energy, through its 100% owned subsidiaries, owns three land use rights with usable life ranging from 42 to 50 years which will expire ranging from 2048 to 2058. The Company amortizes the cost of land use right over their usable life.

Patents, which have legal life of 10 years in PRC, are being amortized over 10 years as management believes that ten years is the estimated useful life of the patents currently owned by the Company.

Impairment of Long-Lived Assets

The Company reviews its long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected discounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. As of December 31, 2008 and 2007, the Company recorded an impairment loss totaling $74,817 and $0, respectively.

Revenue Recognition

Sales are recognized when the revenue is realized or realizable, and has been earned, in accordance with the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” The Company’s sales are related to sales of product. Revenue for product sales is recognized as risk and title to the product transfer to the customer, which usually occurs at the time when shipment is made, provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable. Substantially all of the Company’s products are sold FOB (“free on board”) shipping point. Title to the product passes when the product is delivered to the freight carrier.

Transportation and unloading charges and product inspection charges are included in selling expenses and totaled $189,703 and $645,171 for the years ended December 31, 2008 and 2007, respectively.

Research and Development Costs

Research and development (or “R&D”) expenses include salaries, material, contract and other outside service fees, and facilities and overhead costs. Under the guidance of paragraphs 8 to 11 of SFAS 2 “Accounting for Research and Development Costs”, the Company expenses the costs associated with the research and development activities when incurred.

The research and development expenses are included in general and administrative expenses and totaled $154,499 and $156,839 for the years ended December 31, 2008 and 2007, respectively.

Stock-based Compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS 123R, “Accounting for Stock-Based Compensation,” and the conclusions reached by EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees

for Acquiring or in Conjunction with Selling Goods or Services.” Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably determinable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Income Taxes

The Company records income taxes pursuant to SFAS 109, "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis. Because there is no material difference between income reported under Generally Accepted Accounting Principles in the United States and income reported under Chinese tax regulation, there are no deferred tax amounts at December 31, 2008 and 2007.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

China Income Taxes

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.

The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%;

b.

Companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

Earnings Per Share

Basic earnings per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Reclassifications

Retained Earnings in the amount of $410,208 had been reclassified to Statutory Reserves as of December 31 to conform to the 2008 financial statement presentation. These reclassifications had no effect on net income or cash flows as previously reported.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”, which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact that adopting SFAS 161 will have on its financial statements.

In April 2008, the FASB issued FSP 142-3 “Determination of the useful life of Intangible Assets”, which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS 142. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement—that an entity consider its own historical experience in renewing similar arrangements. If historical experience does not exist then the Company would consider market participant assumptions regarding renewal, including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in SFAS 142. The Company is currently evaluating the impact that adopting FSP 142-3 will have on its financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”. SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of Statement of Financial Accounting Standard 133 “Accounting for Derivatives and Hedging Activities” (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. The Company believes adopting this statement will have a material impact on the financial statements because among other things, any option or warrant previously issued and all new issuances denominated is US dollars will be required to be carried as a liability and marked to market each reporting period.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results for the year ended December 31, 2008.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46(R)-8, will not have a material impact on our consolidated financial statements because we do not have any variable interest entities.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31, 2008	December 31, 2007
Accounts receivable	$1,229,157	$3,202,956
Less: allowance for doubtful accounts	(136,389)	(407,593)
Accounts receivable, net	$1,092,768	$2,795,363

The following table consists of allowance for doubtful accounts at December 31, 2008 and December 31, 2007.

	December 31, 2008	December 31, 2007
Beginning allowance for doubtful accounts	$407,593	228,604
Additions to bad debt expense	––	163,119
Recovery of amount previously reserved	(294,543)	––
Effect of foreign currency translation gain	23,339	15,870
Ending allowance for doubtful accounts	$136,389	407,593

NOTE 4 – INVENTORIES

Inventories consist of the following:

	December 31, 2008	December 31, 2007
Raw materials	$353,438	$564,993
Work in process and packaging material	70,360	11,728
Finished goods on shipment	38,856	––
Finished goods	352,556	784,757
Total	$815,210	$1,361,478

As of December 31, 2008,and 2007,management determined the carrying amount of raw materials exceeded prices currently available; therefore, $92,113 and $0 was written down and the amount had been included in cost of goods sold for 2008 and 2007 respectively.

NOTE 5 – PLANT AND EQUIPMENT

Plant and equipment, net consist of:

	December 31, 2008	December 31, 2007
Buildings	$2,456,981	$2,227,928
Equipment and machinery	6,620,068	5,309,511
Office equipment and vehicles	51,380	55,998
Construction in progress	13,079,606	1,209,953
Total	22,208,035	8,803,390
Less accumulated depreciation	(3,040,411)	(2,983,345)
Plant and equipment, net	$19,167,624	$5,820,045
Advances on equipment purchases	$3,649,192	$872,974

Construction in progress represents material, labor costs, and capitalized interest incurred to construct the Zhongde Energy Co. Ltd in Jiangyin, Fujian. Management expects construction will be completed by the 2nd quarter of 2009. No depreciation is provided for construction in progress until such time until construction is complete and assets are placed into service. As of December 31, 2008, the construction in progress totaled $13.1 million.

Depreciation expense for years ended December 31, 2008 and 2007 was $707,177 and $542,875, respectively. During the years ended December 31, 2008 and 2007, interest expense of $50,672 and $114,227 was capitalized into construction in progress, respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets, net consist of:

	December 31, 2008	December 31, 2007
Land use rights	$4,950,538	$4,550,853
Patents and licenses	1,349,640	1,261,292
Total	6,300,178	5,812,145
Less accumulated amortization	(1,227,552)	(932,510)
Total intangible assets, net	$5,072,626	$4,879,635

Amortization expense for the years ended December 31, 2008 and 2007 amounted to $225,731 and $178,635, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years are as the following:

Years	Estimated Amortization Expense
2009	216,380
2010	197,161
2011	194,278
2012	194,278
2013	194,278

NOTE 7 – BANK INDEBTEDNESS

Bank indebtedness consists of:

	December 31, 2008	December 31, 2007
Due bank under revolving credit agreement, interest at 115% of PRC prime rate, secured by certain buildings and land use rights owned by Fujian Zhongde, repaid January 2008.	$––	$1,028,219
Due bank, interest at 115% of PRC prime rate, due in monthly installments of principal and interest of $18,170 through January 2010, secured by certain buildings and land use rights	257,861	443,898
Total	257,861	1,472,117
Less current portion	(236,308)	(1,231,020)
Noncurrent portion of bank indebtedness	$21,553	$241,097

Total interest expense on the bank loans for the years ended December 31, 2008 and 2007 amounted to $50,672, which was fully capitalized into construction in progress, and $114,227, respectively.

NOTE 8 – RETIREMENT AND EMPLOYMENT LIABILITIES

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and retirement benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provisions and contributions made for such employee benefits was $16,681 and $14,263 for the years ended December 31, 2008 and 2007, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

As of December 31, 2008 and 2007, the Company had no liability for pension or post-employment benefits. The Company does not have a pension or other retirement plan.

NOTE 9 – $15,000,000 PRIVATE PLACEMENT

On January 9, 2008, CCE completed a private placement, pursuant to which CCE issued 10,000,000 shares of common stock and 5,000,000 five-year warrants at an initial exercise price of $2.00 per share for aggregate gross proceeds of $15,000,000. In connection with this private placement, CCE incurred placement agent cash fees of approximately $1,200,000, and issued the placement agent 1,200,000 five-year warrants at an initial exercise price of $2.00 per share. The net proceeds of $13.6 million were recorded as equity. The fair value of the warrants issued to the placement agent, was determined to be part of the cost of raising capital and therefore netted against the additional paid-in capital.

In connection with the private placement, four shareholders and officers placed a total of 1,500,000 shares of their personally owned CCE common stock into an escrow account, to be released to the investors of this offering if the Company fails to (1) commence the production of biodiesel at its currently proposed production facility in Jiangyin, PRC on or before January 1, 2009, or (2) record at least $14,000,000 of adjusted net income for the fiscal year ending December 31, 2009. Should the Company successfully satisfy each of these two milestones, these shares of CCE common stock will be returned to the four shareholders and officers.

As of January 1, 2009, the Company did not successfully commence production of biodiesel at the Jiangyin location, and the 1,500,000 shares of Company’s common stock held in escrow account that was previously owned by those four shareholders and officers had been transferred to investors. The transfer of the 1,500,000 shares of Company’s common stock will not affect the Company’s financial results.

In connection with the private placement, CCE entered into a registration rights agreement with the purchasers and agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issued and underlying the warrants on or before February 23, 2008 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before May 8, 2008. On February 1, 2008, the Company filed the registration statement. On February 8, 2008, the registration statement was declared effective by the Securities and Exchange Commission.

On January 11, 2008, CCER made a capital contribution of $10,000,000 to Zhongde Energy to fulfill the registered capital investment requirements stipulated by the Fuqing City Foreign Trading and Economy Cooperation Bureau.

NOTE 10 – OPTIONS AND WARRANTS

On January 9, 2008, the Company adopted the 2008 Equity Incentive Plan. Under the 2008 Equity Incentive Plan, CCE is authorized to issue up to 2,000,000 options, 1,000,000 will have an exercise price equal to the greater of (i) $2.50 or (ii) the fair market value of the common stock on the date of grant (“Tranche 1 Options”) and 1,000,000 will have an exercise price equal to the greater of (i) $3.00 or (ii) 100% of the fair market value of the common stock on the date of grant (“Tranche 2 Options”). Under the 2008 Equity Incentive Plan, CCE is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options and all options under the Plan shall vest quarterly over three years. The 2008 Equity Incentive Plan is administered by CCE’S board of directors.

On January 9, 2008, CCE granted options to purchase a total of 1,680,000 shares of common stock under the 2008 Equity Incentive Plan, including 1,350,000 granted to Company officers and directors. 840,000 options are exercisable at a price of $2.50 per share and 840,000 options are exercisable at a price of $3.00 per share; all 1,680,000 options expire 10 years from the date of grant. The $3,043,429 fair value of the 1,680,000 stock options will be expensed ratably over the three year requisite service period of the respective personnel. The fair value of the stock options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: exercise prices of $2.50 (for 840,000 stock options) and $3.00 (for 840,000 stock options), expected life of options of 10 years, expected volatility of 98%, expected dividend yield of 0%, and risk-free interest rate of 3.82%. For the year ended December 31, 2008, $903,769 was amortized and recorded as compensation expense.

Following is a summary of stock option activity:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2006	––	$––	$––
Granted	––	––	––
Forfeited	––	––	––
Exercised	––	––	––
Outstanding as of December 31, 2007	––	$––	$––
Granted	1,680,000	2.75	3,043,429
Forfeited	(1,070,000)	2.75	(1,902,143)
Exercised	––	––	––
Outstanding as of December 31, 2008	610,000	$2.75	$1,141,286

Following is a summary of the status of options outstanding at December 31, 2008:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$2.50	305,000	9.00	$2.50	264,444	9.00
$3.00	305,000	9.00	$3.00	264,444	9.00
Total	610,000			528.888

Following is a summary of warrant activity:

Outstanding as of December 31, 2006	––
Granted	––
Forfeited	––
Exercised	––
Outstanding as of December 31, 2007	––
Granted	6,200,000
Forfeited	––
Exercised	––
Outstanding as of December 31, 2008	6,200,000

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$2.00	6,200,000	4.00	$2.00	6,200,000	4.00

NOTE 11 - EARNINGS PER SHARE

For the year ended December 31, 2008, all warrants and options were excluded from the calculation of diluted earnings per share because the exercise prices of $2.00, $2.50, and $3.00 were higher than the average trading price of the Company’s stock, making these warrants anti-dilutive. There were no options or warrants outstanding as of December 31, 2007. The basic and diluted earnings per share for the year ended December 31, 2008 and 2007 were $0.02 and $0.16, respectively.

NOTE 12 – STATUTORY RESERVES

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 10% of the after tax net income determined in accordance with PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10% of net income after tax per annum. This contribution will be made to meet 50% of the respective companies’ registered capital.

As of December 31, 2008 and 2007, the Company allocated $1,457,432 and $1,195,744, respectively, to the statutory reserves. The additional amount that still needs to be allocated to statutory reserves to meet the 50% of registered capital as of December 31, 2008 is approximately $6,348,811.

NOTE 13 – TAXES

Income Taxes

Income taxes expenses (credit) consist of:

	Year ended December 31,
	2008	2007
Current:
PRC	$369,640	$––
United States	––	––
Total current	369,640	––
Deferred	––	––
Total	$369,640	$––

Fujian Zhongde has been subject to a PRC 33% standard enterprise income tax. In 2006, Fujian Zhongde became a WOFE. PRC income tax laws provide that certain WOFEs may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter 50% exempt for the next three years. In December 2006, Fujian Zhongde applied for PRC approval of these income tax exemptions. In March 31, 2007, the PRC tax authorities approved a full income tax exemption for the year 2007 and a 12% income tax rate for years 2008, 2009 and 2010.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%. For companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2008 and 2007:

	December 31,	December 31,
	2008	2007
U.S. Statutory rates	35%	35%
Foreign income not recognized in USA	(35)	(35)
China income taxes	25	33
Tax exemption	(13)	(33)
Total provision for income taxes	12%	––%

The estimated tax savings for the years ended December 31, 2008 and 2007 amounted to $376,984 and $1,175,963. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.02 to $0.01 in 2008 and $0.16 to $0.10 in 2007.

As of December 31, 2008 CCE had an unrecognized deferred United States income tax liability relating to undistributed earnings of Fujian Zhongde. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable because the amount of PRC foreign tax credits available to offset United States income taxes will depend on the timing of future remittances, if any, and such timing is not known or predictable. China Clean Energy Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes.for the periods ended December 31, 2008. The net operating loss carry forwards for United States income taxes, which may be available to reduce future years’ taxable income, amounted to $2,467,591 and $744,850 for the years ended December 31, 2008 and 2007, respectively. These carry forwards will expire, if not utilized, through 2024 and 2028. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance as of December 31, 2008 was $902,246 and the valuation allowance was increased by $602,959 for the year ended December 31, 2008. Management will review this valuation allowance periodically and make adjustments as warranted.

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product. A preferential rate is also applied for exporting products.

VAT on sales and VAT on purchases amounted to $2,063,352 and $1,837,530 for the year ended December 31, 2008 and $2,601,059 and $1,001,619 for the year ended December 31, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday. As of December 31, 2008 and 2007, the VAT payable amounted to $72,729 and $320,397, respectively.

NOTE 14 – RELATED PARTY TRANSACTIONS

Fujian Zhongde purchases raw materials from companies affiliated with the Company’s majority stockholder. Yang Fan, one of the shareholders of this “affiliated” company, Fujian Zhongde Waste Oil Co. Ltd., is the niece of Ms. Yang Qin, director of China Clean Energy Inc. and a major shareholder of the company. In the year ended December 31, 2008 and 2007, such purchases totaled $869,553 and $5,668,371, respectively. As of December 31, 2008 and 2007, there were no outstanding payables due to these companies.

NOTE 15 – SEGMENT INFORMATION

The Company operates in one industry segment – the synthesis and distribution of renewable fuel products and specialty chemicals to customers in both the PRC and abroad. Substantially all of the Company’s identifiable assets at December 31, 2008 were located in the PRC.

Net sales for the years ended December 31, 2008 and 2007 consist of:

	2008		2007
	Sales	GP%	Sales	GP%
Domestic Sale	$12,137,363	22%	$4,403,686	29%
International Sale	6,032,472	22%	17,352,323	26%
Total Sales	$18,169,835	22%	$21,756,010	27%

NOTE 16 – CONCENTRATIONS AND RISKS

The Company’s demand deposits are in accounts maintained with state owned banks within the People’s Republic of China. Total cash deposited with these banks at December 31, 2008 and 2007 amounted to $2,902,707 and $1,133,555, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

For the year ended December 31, 2008, no customer (for specialty chemical products) accounted for over 10% of net sales. In 2007, two customers (for biodiesel products) accounted for 14.56% and 11.97%, respectively, of net sales. The accounts receivable due from these customers amounted to $0 and $1,000,922, respectively, as of December 31, 2008 and 2007.

For the year ended December 31, 2008, no supplier for feedstock and raw materials accounted for over 10% of the total raw material purchase. In 2007, two suppliers for feedstock and raw materials accounted for 38.06% and 14.99%, respectively, of the total raw material purchase. The accounts payable due to these suppliers amounted to $0 and $19,959, respectively, as of December 31, 2008 and 2007.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the economy in the regions where the Company’s customers are located. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$1,190.55
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	20,000
Printing Expenses	5,000
Miscellaneous Fees and Expenses	3,809.45
Total	$50,000

Item 14.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

Item 15.

Recent Sales of Unregistered Securities.

On October 24, 2006, we accepted subscriptions for a total of 1,050,000 shares of common stock, at a purchase price of $1.00 per share, in exchange for gross proceeds of $1,050,000. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 24, 2006, we issued Yongfu Zhu 408,333 shares of common stock, valued at $0.10 per share, as compensation for consulting services. The securities were issued to Yongfu Zhu in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Yongfu Zhu qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On October 24, 2006, we issued Olivia Hsin-Yu Chao 408,333 shares of common stock, valued at $0.10 per share, as compensation for consulting services. The securities were issued to Olivia Hsin-Yu Chao in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Olivia Hsin-Yu Chao qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On October 24, 2006, we issued Fred Chang 204,167 shares of common stock, valued at $0.10 per share, as compensation for consulting services. The securities were issued to Fred Chang in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Fred Chang qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On October 24, 2006, we issued Liuyi Zhang 204,167 shares of common stock, valued at $0.10 per share, as compensation for consulting services. The securities were issued to Liuyi Zhang in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Liuyi Zhang qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On October 24, 2006, we issued Zuyuan Zheng 175,000 shares of common stock, valued at $0.10 per share, as compensation for consulting services. The securities were issued to Zuyuan Zheng in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Zuyuan Zheng qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On October 24, 2006, we issued Avenndi, LLC 5,000 shares of common stock, valued at $0.10 per share, as compensation for consulting services. The securities were issued to Avenndi, LLC in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Avenndi, LLC qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On October 24, 2006, we issued Westminster Securities Corporation 200,000 shares of common stock, valued at $0.10 per share, as compensation for financial advisory services. The securities were issued to Westminster Securities Corporation in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Westminster Securities Corporation qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On November 9, 2006, we accepted a subscription for a total of 250,000 shares of common stock, at a purchase price of $1.00 per share, in exchange for gross proceeds of $250,000. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On November 15, 2006, we granted Gary Zhao, our former Chief Financial Officer, a total of 100,000 shares of unvested restricted common stock. 8,333 of the restricted shares will vest on every one-month anniversary of Mr. Zhao employment. The securities were issued to Mr. Zhao in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Mr. Zhao qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 On January 25, 2007, we issued 30,000 shares of common stock, valued at $0.10 per share, to CCG Elite Investor Relations, as compensation for investor relations services. These shares were issued pursuant to an agreement between us and CCG Elite Investor Relations dated November 8, 2006. The securities were issued to

CCG Elite Investor Relations in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. CCG Elite Investor Relations qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 25, 2007, we issued 50,000 shares of common stock, valued at $0.10 per share, to Craig Bird, an employees of Segue Ventures LLC, as compensation for investor relations services. These shares were issued pursuant to an agreement between us and Segue Ventures LLC dated November 13, 2006. The securities were issued to Craig Bird in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Craig Bird qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 9, 2008, we sold (i) 10,000,000 shares of our common stock and (ii) five-year warrants to purchase 5,000,000 shares of common stock at an exercise price of $2.00 per share, pursuant to a Securities Purchase Agreement among us and the purchasers signatory thereto. We received aggregate gross proceeds of $15.0 million from the sale of the common stock and warrants. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Westminster Securities Corporation acted as placement agent with respect to the January 9, 2008 offering and received a cash fee equal to $1,200,000 and warrants to purchase 1,200,000 shares of our common stock at an exercise price of $2.00 per share. The securities were issued to Westminster Securities Corporation in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Westminster Securities Corporation qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 16.

Exhibits and Financial Statement Schedules.

Exhibits

Exhibit No.	Description
2.1

Share Exchange Agreement, dated as of October 20, 2006, by and among the shareholders of China Clean Energy Resources, Ltd., China Clean Energy Inc., Chet Kurzawski and Doug Reid (Incorporated by reference to Exhibit 2.1 of Amendment Number 2 to the Registration Statement on form SB-2/A of China Clean Energy Inc. filed on May 25, 2007).

3.1

Composite Certificate of Incorporation of China Clean Energy Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of China Clean Energy Inc. filed with the Securities and Exchange Commission on February 1, 2008).

3.2

Bylaws of China Clean Energy Inc. (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on October 30, 2006).

5.1*	Opinion of Haynes and Boone, LLP.

10.1

Land Investment Agreement, dated December 25, 2006, between Fujian Zhongde Technology Co. Ltd and Fuzhou City Jiangyin Industry District Management Committee (Incorporated by reference to Exhibit 10.11 to the Registration Statement on form SB-2 of China Clean Energy Inc. filed on January 22, 2007).

10.2

Amended and Restated Consulting Agreement, dated January 18, 2007, between Fujian Zhongde Technology Co. Ltd. and Allstar Capital Inc. (Incorporated by reference to Exhibit 10.6 to the Registration Statement on form SB-2 of China Clean Energy Inc. filed on January 22, 2007).

Exhibit No.	Description
10.3

Form of Securities Purchase Agreement, dated January 9, 2008 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.4

Form of Registration Rights Agreement, dated January 9, 2008 (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.5

Form of Class A Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.6

Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.7

2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.8

Form of 2008 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.9

Form of 2008 Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.10

Employment Agreement, dated as of January 9, 2008, by and between China Clean Energy Inc. and Tai-ming Ou (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.11

Employment Agreement, dated as of January 9, 2008, by and between China Clean Energy Inc. and Ri-wen Xue (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.12

Employment Agreement, dated as of January 9, 2008, by and between China Clean Energy Inc. and Yun He (Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

Exhibit No.	Description
10.13*	Loan Agreement, dated as of April 14, 2009, by and between Fujian Zhongde Technology Co. Ltd. and Fuzhou City Commercial Bank Co., Ltd.

10.14*	Bank Draft and Acceptance Limit Agreement, dated as of April 14, 2009, by and between Fujian Zhongde Technology Co. Ltd. and Fuzhou City Commercial Bank Co., Ltd.

21.1

List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form SB-2 of China Clean Energy Inc. filed with the Securities and Exchange Commission on February 1, 2008).

23.1*	Consent of Michael T. Studer CPA P.C.

23.2*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP.

23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*

Filed herewith.

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton, State of Illinois on May 1, 2009.

CHINA CLEAN ENERGY INC.

By:	/s/ Tai-Ming Ou
Name: Tai-Ming Ou Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of China Clean Energy Inc., a Delaware corporation that is filing a post-effective amendment No. 1 on Form S-1 to a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Tai-ming Ou and Shannon Yan, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tai-Ming Ou	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 1, 2009
Tai-ming Ou

/s/ Shannon Yan	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2009
Shannon Yan

/s/ Ri-Wen Xue	Chief Operating Officer and Director	May 1, 2009
Ri-wen Xue

/s/ Qin Yang	Director	May 1, 2009
Qin Yang

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement, dated as of October 20, 2006, by and among the shareholders of China Clean Energy Resources, Ltd., China Clean Energy Inc., Chet Kurzawski and Doug Reid (Incorporated by reference to Exhibit 2.1 of Amendment Number 2 to the Registration Statement on form SB-2/A of China Clean Energy Inc. filed on May 25, 2007).

3.1

Composite Certificate of Incorporation of China Clean Energy Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of China Clean Energy Inc. filed with the Securities and Exchange Commission on February 1, 2008).

3.2

Bylaws of China Clean Energy Inc. (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on October 30, 2006).

5.1*	Opinion of Haynes and Boone, LLP.

10.1

Land Investment Agreement, dated December 25, 2006, between Fujian Zhongde Technology Co. Ltd and Fuzhou City Jiangyin Industry District Management Committee (Incorporated by reference to Exhibit 10.11 to the Registration Statement on form SB-2 of China Clean Energy Inc. filed on January 22, 2007).

10.2

Amended and Restated Consulting Agreement, dated January 18, 2007, between Fujian Zhongde Technology Co. Ltd. and Allstar Capital Inc. (Incorporated by reference to Exhibit 10.6 to the Registration Statement on form SB-2 of China Clean Energy Inc. filed on January 22, 2007).

10.3

Form of Securities Purchase Agreement, dated January 9, 2008 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.4

Form of Registration Rights Agreement, dated January 9, 2008 (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.5

Form of Class A Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.6

Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.7

2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.8

Form of 2008 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.9

Form of 2008 Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

Exhibit No.	Description
10.10

Employment Agreement, dated as of January 9, 2008, by and between China Clean Energy Inc. and Tai-ming Ou (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.11

Employment Agreement, dated as of January 9, 2008, by and between China Clean Energy Inc. and Ri-wen Xue (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.12

Employment Agreement, dated as of January 9, 2008, by and between China Clean Energy Inc. and Yun He (Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of China Clean Energy Inc. filed with the Securities and Exchange Commission on January 10, 2008).

10.13*	Loan Agreement, dated as of April 14, 2009, by and between Fujian Zhongde Technology Co. Ltd. and Fuzhou City Commercial Bank Co., Ltd.

10.14*	Bank Draft and Acceptance Limit Agreement, dated as of April 14, 2009, by and between Fujian Zhongde Technology Co. Ltd. and Fuzhou City Commercial Bank Co., Ltd.

21.1

List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form SB-2 of China Clean Energy Inc. filed with the Securities and Exchange Commission on February 1, 2008).

23.1*	Consent of Michael T. Studer CPA P.C.

23.2*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP.

23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*

Filed herewith.